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                                                                       EXHIBIT 1

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                      among

                              CRISPAIRE CORPORATION
                                   as Seller,

                                       and
                                  AIRXCEL, INC.

                                       and
                             AIRXCEL HOLDINGS, INC.

                                    as Buyer

                                October 17, 1997
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                                                                EXECUTION COPY

                                TABLE OF CONTENTS

SECTION I

      DEFINITIONS AND CONSTRUCTION ..........................................1
      1.1   Certain Definitions..............................................1
      1.2   Accounting Principles............................................7
      1.3   Interpretation...................................................7

SECTION II

      ACQUISITION OF THE ASSETS; ASSUMPTION OF THE
      ASSUMED LIABILITIES AND PURCHASE PRICE.................................8
      2.1   Purchase of the Assets...........................................8
      2.2   Excluded Assets..................................................8
      2.3   Assumed Liabilities..............................................9
      2.4   Excluded Liabilities.............................................9
      2.5   Purchase Price..................................................11
      2.6   Reduction of Purchase Price.....................................11
      2.7   Closing.........................................................12

SECTION III

      REPRESENTATIONS AND
      WARRANTIES OF THE SELLER..............................................13
      3.1   Organization and Qualification..................................13
      3.2   Validity and Execution of Agreement.............................13
      3.3   No Conflict.....................................................13
      3.4   Capitalization/Subsidiaries.....................................14
      3.5   Books and Records...............................................14
      3.6   Financial Statements............................................14
      3.7   Undisclosed Liabilities.........................................14
      3.8   No Material Adverse Effect......................................15
      3.9   Tax Matters.....................................................15
      3.10  Litigation......................................................15
      3.11  Contracts and Other Agreements..................................15
      3.12  Real Estate.....................................................17
      3.13  Transactions with Affiliates....................................18
      3.14  Accounts Receivable and Inventory...............................19
      3.15  Compensation Arrangements.......................................19
      3.16  Operations......................................................19
      3.17  Intellectual Property...........................................21



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      3.18  Employees.......................................................22
      3.19  Employee Benefits...............................................22
      3.20  Environmental Health and Safety Matters.........................23
      3.21  Insurance.......................................................24
      3.22  Permits.........................................................25
      3.23  Title; Liens....................................................25
      3.24  Compliance with Laws............................................25
      3.25  Sufficiency of Assets...........................................26
      3.26  Substantial Customers and Suppliers.............................26
      3.27  Banks, Brokers, and Proxies.....................................26
      3.28  Brokers.........................................................26
      3.29  Disclosure......................................................26
      3.30  Investment Intent...............................................27

SECTION IV

      REPRESENTATIONS AND WARRANTIES OF THE BUYER...........................27
      4.1   Organization and Qualification..................................27
      4.2   Validity and Execution of Agreement.............................27
      4.3   No Conflict.....................................................28
      4.4   Capitalization/Subsidiaries.....................................28
      4.5   No Material Adverse Effect......................................28
      4.6   Operations......................................................28
      4.7   Employee Benefits...............................................30
      4.8   Permits.........................................................31
      4.9   Compliance with Laws............................................31
      4.10  Brokers.........................................................31
      4.11  Government Filings..............................................31
      4.12  Operation of Business...........................................31

SECTION V

      PRE-CLOSING COVENANTS.................................................32
      5.1   Corporate Examinations and Investigations.......................32
      5.2   Conduct of Business.............................................32
      5.3   Notice of Events................................................32
      5.4   Exclusivity.....................................................32
      5.5   Mutual Assistance...............................................33
      5.6   Name Changes....................................................34
      5.7   Public Announcements............................................34



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SECTION VI

      CONDITIONS PRECEDENT TO THE CLOSING...................................35
      6.1   Conditions Precedent to the Obligations of the Buyer............35
      6.2   Conditions Precedent to the Obligations of the Seller...........37

SECTION VII

      POST-CLOSING COVENANTS................................................38
      7.1   Further Information.............................................38
      7.2   Record Retention................................................38
      7.3   Tax Assistance..................................................39
      7.4   No Assignment Causing Breach....................................39
      7.5   Insurance Coverage..............................................39
      7.6   Employee Matters and Employee Benefit...........................39
      7.7   Non-Compete and Confidentiality.................................41
      7.8   Further Assurances..............................................42
      7.9   Mail and Other Receipts.........................................42
      7.10  Business Operations.............................................42

SECTION VIII

      SURVIVAL; INDEMNIFICATION.............................................43
      8.1   Survival of Representations, Warranties,
            Covenants and Agreements........................................43
      8.2   Indemnification of the Buyer and Holdco.........................43
      8.3   Indemnification of the Seller. .................................43
      8.4   Limitations on Indemnification..................................43
      8.5   Method of Asserting Claims......................................44
      8.6   Remedies........................................................45
      8.7   Bard Litigation.................................................46

SECTION IX

      MISCELLANEOUS.........................................................46
      9.1   Termination.....................................................46
      9.2   Expenses........................................................47
      9.3   Notices.........................................................47
      9.4   Entire Agreement................................................48
      9.5   Waivers and Amendments..........................................48
      9.6   Governing Law...................................................48
      9.7   Binding Effect; No Assignment...................................48
      9.8   Severability of Provisions......................................49
      9.9   Counterparts....................................................49



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      9.11  Bulk Transfer Laws..............................................49

EXHIBITS:

A  -  Form of Seller Note
B  -  Form of Escrow Agreement
C  -  Form of Executive Employment Agreement
D  -  Form of Amendment No. 1 to Stockholders Agreement
E  -  Form of Joinder to Registration Rights Agreement
F  -  Form of Transfer and Assumption Agreement

SCHEDULES:

2.5(c)-  Purchase Price Allocation
2.6   -  Working Capital Calculation
3.1   -  Qualification
3.3   -  Conflicts
3.4   -  Capitalization/Subsidiaries
3.5   -  Books and Records
3.6   -  Financial Statements
3.7   -  Undisclosed Liabilities
3.8   -  Material Adverse Effect
3.9   -  Tax Matters
3.10  -  Litigation
3.11  -  Contracts
3.12  -  Real Estate
3.13  -  Affiliate Transactions
3.14  -  Accounts Receivable
3.15  -  Compensation
3.16  -  Operations
3.17  -  Intellectual Property
3.18  -  Employees
3.19  -  Benefit Plans
3.20  -  Environmental
3.21  -  Insurance
3.22  -  Permits
3.23  -  Title/Liens
3.24  -  Compliance with Laws
3.25  -  Assets
3.26  -  Customers and Suppliers
3.27  -  Banks, Brokers and Proxies
4.1   -  Qualified Jurisdictions
4.3   -  Conflicts



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4.4   -  Capitalization/Subsidiaries
4.5   -  No Material Adverse Change

4.6   -  Operations
4.7   -  Employee Benefits
4.8   -  Permits
4.9   -  Compliance With Laws
7.6   -  Assumed Plans



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                           ASSET PURCHASE AGREEMENT

            This Agreement is effective as of October 17, 1997, and made among CRISPAIRE CORPORATION, a Georgia corporation (the "Seller"), AIRXCEL, INC., a Delaware corporation (the "Buyer") and AIRXCEL HOLDINGS, INC. ("Holdco"), a Delaware corporation.

                                   RECITALS:

            WHEREAS, the Seller is engaged in the business of designing, manufacturing and selling specialty heating, air conditioning and water heating products (the "Business");

            WHEREAS, the Seller wishes to sell, and the Buyer wishes to acquire the Business by purchasing the Assets (as hereinafter defined) and assuming certain liabilities of the Seller comprising the Assumed Liabilities (as hereinafter defined) upon the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein Holdco, the Buyer and the Seller hereby agree as follows:

                                   SECTION I

                         DEFINITIONS AND CONSTRUCTION

            1.1   Certain Definitions.  When used in this Agreement:

            "Accounts Receivable" means all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business and the security agreements related thereto, including any rights of the Seller with respect to any third party collection proceedings or any other Actions which have been commenced in connection therewith.

            "Actual Fraud" means knowing concealment or failure to disclose with intent to mislead or defraud.

            "Action" means any action, suit, proceeding or arbitration by any Person or any investigation or audit by any Governmental Body.

            "Affiliate" of any Person means (i) any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with that Person and includes (a) any partner, shareholder, officer, director or employee of that Person, and (b) any individual related by blood, marriage or adoption to that Person or any partner, shareholder, officer, director or employee of that Person, (ii) any Person in which any of the foregoing owns a beneficial interest or (iii) any corporation or other business organization of which that Person is an officer or
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partner or is the beneficial owner, directly or indirectly, of ten percent (10%)
or more of any class of equity securities, any trust or estate in which that Person has a substantial beneficial interest or as to which that Person serves as a trustee or in a similar capacity. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

            "Assets" means all of the assets, properties and rights owned by the Seller, or used or usable by the Seller in the operation of the Business of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the Books and Records of the Seller, other than the Excluded Assets.

            "Assumed Liabilities" has the meaning specified in Section 2.3.

            "Bard Litigation" means the civil action Bard Manufacturing Company and Airxchange, Inc. (plaintiffs) v. Crispaire Corporation d/b/a Marvair (defendant) in the US District Court for the Northern District of Ohio, #3:95 CV 7103 (CARR, J.) and any associated suits and proceedings.

            "Base Rate" means the rate of interest announced from time to time by Nationsbank, N.A. as its prime commercial lending rate.

            "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, conditions of (financial or other), results of operations and assets and properties of such Person, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts and other agreements, licenses, customer and supplier lists, employee information, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

            "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks are authorized or required by law to close in New York.

            "Cash Payment" has the meaning specified in Section 2.5(a).

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

            "Closing" has the meaning specified in Section 2.7.

            "Closing Balance Sheet" has the meaning specified in Section 2.6(a).


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            "Closing Date" has the meaning specified in Section 2.7.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Contracts" means all legally binding arrangements, including executory contracts, agreements, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, plans, permits, licenses or commitments (whether written or oral, express or implied).

            "Documents" means any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, schedule (including any Schedule to this Agreement) or exhibit (including any Exhibit to this Agreement).

            "Earnest Deposit" means an amount of $50,000.00 to be deposited by the Buyer with Nationsbank, N.A. pursuant to Section 5.4.

            "Environmental Lien" means a Lien, either recorded or unrecorded, in favor of any Governmental Body, relating to any Liability of the Seller arising under Environmental Requirements.

            "Environmental Requirements" shall mean federal, state and local statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations and all contractual obligations and all common law existing on or prior to the Closing Date applicable to the Seller, the Business or the Assets concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any hazardous materials, substances or wastes.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Escrow Agreement" has the meaning specified in Section 2.5(a).

            "Excluded Assets" has the meaning specified in Section 2.2.

            "Excluded Liabilities" has the meaning specified in Section 2.4.

            "Financial Statements" means the financial statements delivered pursuant to Section 3.6(a).

            "GAAP" means generally accepted accounting principles applied on a consistent basis.


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            "Governmental Body" means court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision or any entity exercising executive legislative, judicial, regulatory or administrative function of government.

            "Improvements" means all buildings, structures, facilities, fixtures and other improvements.

            "Indebtedness" means indebtedness for borrowed money incurred or accrued before the Closing Date including bank lines of credit, the current portions of any long-term debt, capitalized lease obligations (except to the extent specifically included in the Assets), overdrafts, principal interest, premium and penalties and includes any guarantee of or indemnity obligation for any of the foregoing.

            "Intellectual Property" means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, logos, slogans, trade dress, trade names and corporate names and all goodwill associated therewith; all copyrights; all registrations, applications and renewals for any of the foregoing; all product formulations, trade secrets, confidential information, research information, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists, training materials (including films, brochures and printed materials), catalogs and other advertising and promotional material) and related information and all other proprietary rights; and all copies and tangible embodiments of the foregoing, along with all income, royalties, damages and payments due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for past infringements and misappropriations thereof, and any and all corresponding rights that, now or hereafter, may be secured throughout the world, in each case together with all books, records, drawings, recipes, application or other indicia thereof, and in each case together with goodwill associated therewith.

            "Inventory" means inventory, raw materials, work-in-process, finished goods, consigned goods, merchandise, products under research and development, demonstration equipment, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at suppliers' premises or customers' premises on consignment, in each case, which are used or held for use in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights against suppliers of such inventories.

            "IRS" means the Internal Revenue Service.


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            "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Body.

            "Leased Real Property" means the real property (and Improvements thereon) the subject of the Real Property Leases.

            "Liabilities" means any indebtedness, liability, claim, loss, damage, deficiency or legal obligation, whether direct or indirect, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

            "Lien" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encroachment, encumbrance or any other restriction, limitation or defect in title whatsoever.

            "Loss" or "Losses" has the meaning specified in Section 8.2.

            "Material Adverse Effect" means, in the case of any Person, any change or changes or effect or effects that individually or in the aggregate (with respect to similar events) are or may reasonably be expected to be materially adverse to (i) the business, assets, properties, operations, income, prospects, condition (financial or otherwise) or customer, employee, distributor or supplier relations of such Person or the transactions contemplated by this Agreement or (ii) the ability of such Person to perform its obligations under this Agreement.

            "Note" has the meaning specified in Section 2.5(a).

            "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Body, in each case whether preliminary or final.

            "Owned Property" means all real property owned by the Seller, together with all easements, licenses, interests, all of the rights arising out of the ownership thereof or appurtenant thereto, and Improvements thereon.

            "Permits" means all licenses, permits, franchises, approvals, authorizations, orders, registrations, certificates, variances, consents and similar rights (including applications therefor), utilized in the conduct of the Business and the rights to all data and records held by any Governmental Body or other agency with respect thereto.

            "Permitted Liens" means (i) purchase money security interests in inventory, supplies and equipment, (ii) precautionary liens filed by lessors with respect to leased equipment, and (iii) encumbrances which are not substantial in amount, do not materially detract from the value of


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the property subject thereto and do not materially impair the use of the property subject thereto or the operation of the Business.

         "Person" means any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

         "Plan" means any (i) employee benefit plan (as defined in Section 3(3) of ERISA), whether or not funded or terminated, (ii) employment agreement or
(iii) personnel policy, fringe benefit plan, program or arrangement, whether or not subject to ERISA, qualified under the Code or not, funded or terminated, including any stock bonus, deferred compensation, pension, severance, bonus, incentive and health, life, sick-pay, disability or other welfare plan.

         "Property Plans" means all site plans, surveys, soil substratus studies, architectural drawings, plans and specifications, engineering, electrical and mechanical plans and studies, floor plans, landscape plans, appraisals, feasibility studies, and other plans and studies of any kind if existing and in the possession or control of the Seller relating to the Real Estate.

         "Purchase Price" has the meaning specified in Section 2.5(a).

         "Purchase Price Adjustment" has the meaning specified in Section
         2.6(b).

         "Real Estate" means the Owned Property and the Leased Real Property.

         "Real Property Leases" means all leases and subleases of real property as to which the Seller is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon set forth on
Schedule 3.12(b) hereto, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases.

         "Related Documents" means all documents and instruments to be executed by the Seller, the Buyer or Holdco in connection herewith.

         "Release" has the meaning set forth in CERCLA.

         "Safety Requirements" shall mean such federal, state and local statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations and all contractual obligations existing on the Closing Date, applicable to the Seller, the Business or the Assets, and concerning public health or safety, workplace health or the safety.

         "Seller's Knowledge" means the actual knowledge of all current directors and officers of the Seller and the knowledge which those persons should have had after conducting all inquiries


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and investigations which should have been made by any of them in the ordinary course of conduct of their employment or appointment and otherwise in the active performance of the normal duties and obligations of such a person bearing in mind that person's position with the Seller; provided that the aforementioned person is not hereby required to conduct any investigation outside the ordinary course.

            "Stockholders Agreement" means the Stockholders Agreement dated as of August 22, 1996 and made by and among Holdco and its stockholders.


            "Tax Return" means with respect to any person, any return, report, information return, or other document (including any related or supporting information) filed or required to be filed by that person with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on that person) or the administration of any laws, regulations or administrative requirements relating to any Tax.

            "Tax" and "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including, without limitation, income, capital, estimated, excise, property, sales, transfer, withholding, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments.

            "Working Capital" means the current assets less the current liabilities of the Seller adjusted to exclude (i) from current assets, cash, prepaid expenses, income tax refunds receivable and the current portion of deferred income tax charges and (ii) from current liabilities, bank debt, federal and state income taxes payable for the period through the Closing Date and the current portion of deferred income tax credits. Working Capital shall be calculated in accordance with Sections 1.2 and 2.6.

            1.2 Accounting Principles. Each accounting term used herein shall have the meaning that is applied thereto in accordance with GAAP and each account included in the Closing Balance Sheet shall be calculated in accordance with GAAP and shall be consistent with the books and records of the Seller (which books and records shall be correct and complete); provided, that all known errors and adjustments shall be taken into account in the calculation of each account set forth above. With respect to the calculation of the levels of the accounts set forth in Section 2, no change in accounting principles shall be made from those utilized in preparing the Financial Statements including, without limitation, with respect to the nature or classification of accounts, closing proceedings, levels of reserves or levels of accruals other than as a result of objective changes in the underlying business. For purposes of the preceding sentence, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.


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            1.3 Interpretation. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. References to statutes and agreements include all amendments, extensions, restatements and waivers thereof. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any item disclosed on any Schedule to this Agreement shall only be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is expressly referenced, (b) any specific representation and warranty which expressly cross-references such Schedule and (c) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule. Any representation in this Agreement as to the enforceability of any Contract or other obligation or the collectibility of any receivable is to be read as being limited by general equitable principles and by all applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally.


                               SECTION II

                 ACQUISITION OF THE ASSETS; ASSUMPTION OF THE
                    ASSUMED LIABILITIES AND PURCHASE PRICE

            2.1 Purchase of the Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller agrees to sell, transfer, assign, convey and deliver to the Buyer, and the Buyer agrees to purchase, acquire and accept from the Seller, all of the right, title and interest as of the Closing Date of the Seller in and to the Assets. Except as specifically excluded pursuant to Section 2.2, the Assets include, without limitation, all of the right, title and interest of the Seller in or to (a) all securities and other investments (other than bank account balances, money market securities or similar short-term investments or other cash equivalents), rights in any funds, safe deposits and security deposits made by or on behalf of the Seller; (b) all Real Estate, Real Property Leases, Inventory, Accounts Receivable, Intellectual Property, Permits, Property Plans, Contracts and Books and Records which are used or useful in the conduct of the Business or otherwise relate to the Seller or its assets; (c) all prepaid expenses and other prepayments (excluding insurance premium refunds relating to the insurance policies to be retained by the Seller as set forth on Schedule 3.21 hereto) relating to the Business; (d) all tangible and other assets, properties and rights of the Seller reflected on the Financial Statements, subject to changes in the ordinary course of business through the Closing Date; (e) all rights of the Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products sold to or services provided to the Seller, or affecting the Real Estate, property, machinery or equipment used in the conduct of the Business; (f) all claims, deposits, warranties, guaranties, refunds (excluding Tax refunds due to the Seller other than those reflected in the Closing Balance Sheet), causes of action, rights of recovery, rights of set-off and rights of


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recoupment of every kind and nature; and (g) all transferable telephone exchange numbers and the right to receive and retain mail and other communications (directed to the Seller and not concerning Excluded Assets or Excluded Liabilities) and collections, including mail and communications from customers, suppliers, distributors, agents and others.

            2.2 Excluded Assets. The Buyer shall not acquire and there shall be excluded from the Assets, the Seller's interest in each of the following (the "Excluded Assets"):

            (a) The minute books, stock transfer books, corporate seals and other similar corporate records of the Seller;

            (b) All rights of the Seller under this Agreement and the Documents delivered to the Seller pursuant to this Agreement;

            (c) Insurance policies identified on Schedule 3.21 hereto as being retained by the Seller and all claims and rights of the Seller thereunder;

            (d)   All claims related to the Excluded Liabilities or Excluded
                  Assets;

            (e) The deposit of $265,181.00 made by the Seller with the IRS representing payments required by the Code Section 7519 for entities electing not to have a required taxable year; and

            (f) Cash, bank account balances, money market securities or similar short-term investments or other cash equivalents and Tax refunds due to the Seller (except to the extent the same are reflected in the Closing Balance Sheet).

            2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, the Buyer agrees that, on the Closing Date, the Buyer shall assume and thereafter pay, perform or discharge out of its own funds, with no recourse to the Seller or the Seller's shareholders except as in the case of Actual Fraud or as provided in Section VIII, as and when due or required to be performed, as the case may be, all undischarged Liabilities of the Seller which relate to conduct of the Business prior to the Closing Date to the extent such liabilities have been incurred in the ordinary course of business without violation of this Agreement other than the Excluded Liabilities (the "Assumed Liabilities").

      In the event of any claim against the Buyer with respect to any of the Assumed Liabilities hereunder, the Buyer shall have, and the Seller hereby assigns to the Buyer, any defense, counterclaim, or right of setoff which would have been available to any the Seller if such claim had been asserted against the Seller. The assumption by the Buyer of said liabilities shall not expand the rights and remedies of any third party against the Buyer beyond those such third party would have had but for the assumption.


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            2.4 Excluded Liabilities. The Buyer will not assume or discharge, and shall have no liability for any of the following Liabilities of the Seller or relating to the Business (collectively, the "Excluded Liabilities").

            (a) any liabilities with respect to income or other Taxes imposed on the Seller for any period and any Taxes otherwise imposed in relation to the Business prior to the Closing Date (except to the extent such Taxes are accrued for in the Statement of Working Capital (as defined in Section 2.6));

            (b)   any liabilities with respect to Indebtedness;

            (c) any liabilities to any shareholder of the Seller or to any Affiliate of the Seller or of any of the Seller's shareholders (other than wages and other compensation in the ordinary course of business and bonuses in accordance with the policy set forth on Schedule 3.15);

            (d) to the extent of coverage by the Seller's insurance policies, any liabilities (whether asserted before or after the Closing
                  Date) for injury to or death of persons or damage to or destruction of property (including, without limitation, any worker's compensation claim) including any claim for consequential damages in connection with the foregoing arising from acts or omissions by the Seller which occur before the Closing Date;

            (e) to the extent of coverage, if any, by the Seller's insurance policies, any liabilities arising out of any tort, infringement, claim or lawsuit including any infringement, misappropriation or other conflict with the Intellectual Property rights of any Person (it is agreed that the Seller's failure to adequately or timely notify its insurer(s) may result in no coverage and in that event the matters referred to shall not be Excluded Liabilities);

            (f) any liabilities or investigatory, corrective or remedial obligations arising under any Environmental Requirements, in each case to the extent arising out of facts or circumstances existing or acts or omissions occurring prior to the Closing Date;

            (g) legal fees and disbursements through the Closing Date associated with the Bard Litigation;

            (h)   the brokers fees referred to in Section 3.28;

            (i)   any liabilities relating to the Excluded Assets; and


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            (j)   any liabilities relating to the capital stock of the Seller or any shareholders' agreements pertaining to the capital stock of the Seller.

            The Seller shall pay and discharge as and when due or required to be performed out of its own funds, with no right of contribution or recourse against the assets of the Buyer or its Affiliates, or contest in good faith at no cost or expense to the Buyer or its Affiliates, all of the Excluded Liabilities. The Seller acknowledges that the fact of disclosure of any Liability in any Schedule hereto does not affect the status of such Liability as an Excluded Liability for all purposes hereunder.

            2.5   Purchase Price.

            (a) Subject to adjustment pursuant to Section 2.6, the aggregate purchase price (the "Purchase Price") for the Assets to be acquired by the Buyer from the Seller hereunder shall be the sum of: (i) $38,700,00.00 (the "Cash Payment"), plus (ii) subordinated promissory notes of Holdco substantially in the form of Exhibit A in an aggregate initial principal amount of $5,175,142.00 (collectively the "Note"), plus (iii) the assumption by the Buyer of the Assumed Liabilities, less (iv) the amount of the Earnest Deposit. An amount of $1,000,000 shall be deducted from the Cash Payment and deposited into escrow pursuant to the terms of an escrow agreement substantially in the form of Exhibit B (the "Escrow Agreement").

            (b) The Cash Payment shall be paid to the Seller by the Buyer on the Closing Date by cashiers check or by wire transfer of immediately available funds to an account designated by Seller not less than three (3) Business Days prior to Closing by notice to the Buyer. In addition, the Note shall be issued to the Seller by Holdco on the Closing Date.

            (c) The Purchase Price will be allocated for all purposes (including Tax and financial accounting purposes) (x) among the Buyer and Holdco in the manner shown in the allocation schedule attached hereto as Schedule 2.5(c) and agreed to by the parties hereto on or before the Closing Date, and (y) among the Assets in a manner to be agreed upon in writing by the Buyer, Holdco and the Seller (consistent with Schedule 2.5(c)) (such written agreement the "Allocation Schedule") as soon as practicable following the preparation of the Statement of Working Capital (as defined below). Such allocations shall be consistent with
Section 1060 of the Code. Each of the parties hereto will not take a position on any Tax Return, before any governmental agency charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the Allocation Schedule and will cooperate with each other in timely filing consistent with such allocation on Forms 8594 with the IRS. For federal income tax purposes, the Seller shall be deemed to have (i) sold to the Buyer an undivided interest in the Assets transferred by it (which undivided portion will correspond to the Cash Payment and the Assumed Liabilities, as shown on the Allocation Schedules) and (ii) sold to Holdco an undivided interest in the Assets transferred by it (which undivided portion will correspond to the amount of the Note, shown on the Allocation Schedule), and Holdco shall contribute such undivided portion to the Buyer immediately after such purchase.


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            2.6 Reduction of Purchase Price. (a) As promptly as practicable, but in any event not later than sixty (60) days after the Closing, the Buyer shall cause to be prepared and delivered to the Seller, an audited, consolidated balance sheet of the Seller as of the Closing Date (the "Closing Balance
Sheet"), setting forth the Working Capital of the Business as at the Closing
Date (the "Statement of Working Capital"). The Closing Balance Sheet shall be prepared from the Seller's Books and Records and in accordance with Section 1.2; provided, however, that the Closing Balance Sheet shall not contain any accruals or reserves for Excluded Liabilities and shall not include as an asset any Excluded Assets. Working Capital shall be calculated and determined in a manner consistent with the method illustrated on Schedule 2.6 and shall not include any contingent liabilities associated with the Bard Litigation.

            (b) Subject to subsection (c) below, within twenty (20) days after delivery to the Seller of the Closing Balance Sheet and the Statement of Working Capital pursuant to subsection (a) above, the Seller agrees to pay to the Buyer
(i) the amount, if any, by which $9,631,766.00 exceeds the Working Capital of the Business as at the Closing Date, plus (ii) interest on the amounts computed pursuant to clause (i) above at the Base Rate for the period from the Closing Date to the date of payment in full of such amount (the amounts payable pursuant to clauses (i) and (ii) are hereinafter referred to collectively as the "Purchase Price Adjustment"). Payments, if any, by the Seller pursuant to the preceding sentence shall be made by wire transfer of immediately available funds to an account or accounts designated by the Buyer. The parties shall treat any payment made pursuant to this Section 2.6(b) as an adjustment to the Cash Payment portion of the Purchase Price for all purposes.

            (c) If the Seller in good faith disagrees with the Closing Balance Sheet or the Statement of Working Capital, then the Seller shall notify the Buyer in writing (the "Notice of Disagreement") of such disagreement within twenty (20) days after delivery of the Closing Balance Sheet and the Statement of Working Capital to the Seller. Thereafter, the Buyer and the Seller shall attempt in good faith to resolve and finally determine the Closing Balance Sheet and the Statement of Working Capital. If the Buyer and the Seller are unable to resolve the disagreement within twenty (20) days after delivery of the Notice of Disagreement, then the Buyer and the Seller shall select a mutually acceptable, nationally recognized independent accounting firm (such accounting firm being hereinafter referred to as the "Independent Accountant") to resolve the disputed items and make a determination with respect thereto. Such determination will be made, and written notice thereof given to the Buyer and the Seller, within thirty (30) days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the parties hereto. The scope of such firm's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the Closing Balance Sheet and the Statement of Working Capital in light of such resolution and shall be conducted in accordance with the provisions of this Agreement and will use the definitions contained herein. The fees, costs and expenses of the Seller and the Independent Accountant, if any, in connection with the preparation of the Closing Balance Sheet and the Statement of Working Capital shall be shared equally by the Buyer, on the one hand, and the Seller, on the other hand. Within ten (10) days of delivery of a notice of determination by the Independent Accountant as described above,



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any adjustment shall be paid as provided in Section 2.6(b), and shall constitute timely payment notwithstanding the lapse of the twenty (20) day time period set forth in Section 2.6(b). Any portion of the Purchase Price Adjustment not in dispute shall be paid when due in accordance with Section 2.6(b).

            2.7 Closing. The consummation of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. (E.S.T.) on the first Business Day after all conditions to respective obligations of the parties have been satisfied or waived or at such other time and date as shall be mutually agreed to by the parties (such date and time of the Closing being herein referred to as the "Closing Date") at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, NY 10022.


                                  SECTION III

                             REPRESENTATIONS AND
                           WARRANTIES OF THE SELLER

            The Seller represents and warrants to the Buyer as follows and only as follows. The representations and warranties which follow are deemed repeated on the Closing Date. The fact of making the following representations and warranties does and did not in and of itself oblige the Seller to conduct or have conducted any investigation.

            3.1 Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to (i) own, lease and operate its properties and assets as they are now owned, leased and operated, (ii) carry on its business as now presently conducted and as proposed to be conducted prior to the Closing Date and (iii) to execute and deliver this Agreement and each Related Document to which it is a party and to carry out the terms hereof and thereof. The Seller is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect on the Seller or the Buyer. The jurisdictions in which the Seller is so qualified are set forth on Schedule 3.1.

            3.2 Validity and Execution of Agreement. Subject to approval of the Seller's shareholders of the transactions contemplated hereby, the Seller has the full legal right, capacity and power and the Seller has all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and each other Related Document to which it is a party and to perform fully its obligations hereunder and thereunder and to deliver the Assets in accordance herewith. The board of directors of the Seller has approved the transactions contemplated pursuant to this Agreement and each of the Related Documents required to be entered into pursuant hereto by the Seller. Subject to approval of the Seller's shareholders of the transactions contemplated hereby, this Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller enforceable against it in accordance with its terms. By proceeding with the


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Closing the Seller represents and warrants that the Seller's shareholders have approved the transactions contemplated by this Agreement and each of the Related Documents to which the Seller is a party.

            3.3 No Conflict. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Seller of this Agreement, the transactions contemplated hereby or the Related Documents (to the extent the Seller is a party thereto) will not: (a) violate or conflict with any of the provisions of the Articles of Incorporation or By-Laws of the Seller; (b) violate, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon any of the properties or assets of the Seller or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any mortgage, indenture, deed of trust, lease, contract, loan or credit agreement, license or other instrument to which the Seller is a party or by which it or any of its properties or assets may be bound or affected; or (c) violate or conflict with any provision of any Law applicable to the Seller, or require any consent or approval of or filing or notice with any Governmental Body.

            3.4 Capitalization/Subsidiaries. All of the issued and outstanding shares of capital stock or other equity interests of the Seller are owned, directly or indirectly, beneficially and of record by the shareholders of the Seller as set forth on Schedule 3.4. Except as set forth on Schedule 3.4, the Seller does not own, directly or indirectly, any capital stock of, or any other interest in, any other Person.

            3.5 Books and Records. Except as set forth on Schedule 3.5, each of the Books and Records of the Seller as supplied to the Buyer is true, correct, complete and current in all material respects and, as applicable, accurately reflects all actions taken by its board of directors or other governing body and committees thereof. The Seller has heretofore delivered to the Buyer true, correct and complete copies of the Articles of Incorporation (certified by the Secretary of State of Georgia) and By-Laws as in full force and effect on the date hereof.

            3.6 Financial Statements. (a) Except as set forth on Schedule 3.6(a), the balance sheets of the Seller as of fiscal year ending October 31, 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended, including the footnotes thereto, certified by Mauldin & Jenkins, L.L.C., certified public accountants, true and complete copies of which have heretofore been delivered to the Buyer, have been prepared from, and are in accordance with, the Books and Records of the Seller, are correct and complete and present fairly, in all material respects, the transactions, assets and liabilities of the Seller and the financial position of the Seller as at such dates and the results of operations and cash flows of the Seller for the years then ended, in each case, in accordance with GAAP consistently applied for the periods covered thereby.

            (b) Except as set forth on Schedule 3.6(b), the unaudited balance sheet of the Seller as of June 30, 1997 (the "Latest Balance Sheet") and the related statements of income, stockholders' equity and cash flows for the period then ended, true and complete copies of which


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have heretofore been delivered to the Buyer, present fairly, in all material respects, the financial position of the Seller as of such date and the results of operations of the Seller for the period then ended, in each case in accordance with GAAP consistently applied for the respective monthly periods covered thereby from the most recent fiscal year end of the Seller.

            3.7 Undisclosed Liabilities. Except as set forth on Schedule 3.7, the Seller has no material Liability, whether or not of a kind required by GAAP to be set forth on a financial statement, that is not fully and adequately reflected or reserved against on the face of (as opposed to in the notes to) the Financial Statements for the Seller, other than Liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business without violation of Sections 3.16 and 5.2, and fully reflected as Liabilities on the Seller's Books and Records, none of which would have a Material Adverse Effect on the Business.

            3.8 No Material Adverse Effect. Except as set forth on Schedule 3.8, since the date of the Latest Balance Sheet there has been no change in the assets, properties, business, operations, income or condition (financial or otherwise) of the Seller, nor to the Seller's Knowledge is any such change threatened, nor has there been any damage, destruction or loss which could have a Material Adverse Effect on the Buyer or the Business, whether or not covered by insurance.

            3.9 Tax Matters. Except as disclosed on Schedule 3.9, for the previous six (6) tax years the Seller has timely filed all Tax Returns required to be filed by it, which Tax Returns are true, correct and complete in all material respects. Except as set forth in Schedule 3.9, for the previous six (6) tax years the Seller has timely paid all Taxes due or claimed to be due from it by any taxing authority. There are no liens for Taxes upon the Assets or any other assets, tangible or intangible, of the Seller. During the previous six (6) tax years the Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder, or other third party. The reserves for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and Tax income) shown on the face of the Latest Balance Sheet (rather than in any notes thereto) are sufficient for payment of all unpaid Taxes (whether or not currently disputed) incurred with respect to the period ended June 30, 1997 and for all periods ended prior thereto. With respect to periods commencing after June 30, 1997, the Seller has not incurred any Liability for Taxes other than in the ordinary and regular course of business. The Seller properly filed an election, in accordance with the provisions of section 1362(a)(1) of the Code, to be an S corporation, effective November 1, 1992, and all shareholder consents required by section 1362(a)(2) of the Code were properly filed. Such election has never been revoked or otherwise terminated. Except as set forth in Schedule 3.9, there is no examination or proceeding pending or, to the Seller's Knowledge, threatened by any authority or agency relating to the assessment or collection of, or any delinquencies in filing relating to, any Taxes from the Seller. Except as set forth in Schedule 3.9, during the previous six (6) tax years the Seller has not executed or filed any consent or agreement to extend the period of assessment or collection of any Taxes. The Seller is not a party to any written Tax allocation or sharing agreement.


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            3.10 Litigation. Except as set forth on Schedule 3.10, there are no outstanding Orders by which the Seller, or any of its securities, assets, properties or businesses are bound. Except as set forth on Schedule 3.10, there is no Action pending or, to the Seller's Knowledge, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Seller or any of its assets, properties or businesses, nor are there any facts which are likely to give rise to any such Action which if adversely decided, could have a Material Adverse Effect on the Seller or the Buyer.

            3.11 Contracts and Other Agreements. Schedule 3.11 sets forth all of the following types of Contracts to which the Seller is a party or by or to which the Seller, or its assets, properties or businesses is bound or subject (collectively, the "Material Contracts"):

             (a) all employment agreements and commitments, all consulting or severance agreements or arrangements and all other contracts or agreements, including indemnification agreements, with any current or former officer, director, employee, consultant, agent, other representative of the Seller or with any shareholder or Affiliate of the Seller or of any shareholder of the Seller;

             (b) contracts and other agreements with any labor union or association representing any employee;

             (c) contracts and other agreements for the sale of any of its assets or properties or for the grant to any Person of any preferential rights to purchase any of its assets or properties, in each case in an amount exceeding $25,000;

             (d)  joint venture and partnership agreements;

             (e) all capitalized leases, pledges, conditional sale or title retention agreements involving the payment of more than $100,000;

             (f) any take or pay or requirements contracts or agreements or any other contracts or agreements requiring the Seller to pay regardless of whether products or services are received;

             (g) contracts and other agreements not cancelable without penalty by the Seller party thereto on sixty (60) or fewer days notice calling for an aggregate purchase price or payments to or from the Seller in any one year of more than $25,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements);

             (h) contracts and other agreements with clients, customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements;


                                      -16-
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         (i)      contracts and other agreements containing covenants pertaining to the right to compete or not compete in any line of business or similarly restricting the ability to conduct business with any Person or in any geographical area;

         (j) contracts and other agreements relating to the acquisition by the Seller of any operating business or the capital stock of any other Person;

         (k) all agreements relating to the consignment or lease of personal property (whether the Seller is lessee, sublessee, lessor, or sublessor), other than such agreements that provide for annual payments of less than $25,000;

         (l) all licences and franchise agreements involving an amount in excess of $25,000;

         (m) all mortgages, indentures, notes, bonds, letter of credit and other agreements relating to the borrowing of money, creation of Liens, any indemnity, or the guarantee of the payment of liabilities or performance of obligations to or by the Seller, to or by any other Person;

         (n) any stockholder agreement, registration rights agreement or any arrangement relating to or affecting the ownership of the common stock or other equity interests of the Seller; and

         (o) any other contract and other agreement made outside the ordinary course of business relating to any one or more of the Seller and involving an amount in excess of $25,000.

         True and complete copies of all of the written Material Contracts have been delivered to the Buyer. Except as disclosed on Schedule 3.11, all of the Material Contracts are valid, subsisting, in full force and effect and binding upon the Seller party thereto and, to the Seller's Knowledge, the other parties thereto in accordance with their terms and the Seller has satisfied in full or provided for all of its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects, is not in material default under any such Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the Seller's Knowledge, no other party to any such Material Contract is in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Except as disclosed on
Schedule 3.11, none of the other parties to any such Material Contracts has given notice to the Seller that it intends to terminate or materially alter the provisions of such Material Contract. Except as separately identified on
Schedule 3.11, no approval or consent of any Person is needed for all of the Material Contracts to continue to be in full force and effect, and subject to any necessary approval or consent all of the rights of the Seller under such Material Contracts will be conveyed to the Buyer upon consummation of the transactions contemplated by this Agreement.


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         3.12     Real Estate.

         (a) Set forth on Schedule 3.12(a) is a complete and correct legal description of each parcel of Owned Property. The Seller has good record and marketable title to each parcel of Owned Property included in the Real Estate. Except as set forth on Schedule 3.12(a), none of the Owned Property is subject to any Lien.

         (b) Set forth on Schedule 3.12(b) is a list of all Real Property Leases (a true and correct copy of each applicable Real Property Lease as in effect as of the Closing has been delivered by the Seller to the Buyer). Except as set forth on Schedule 3.12(b), the Seller has valid and enforceable leasehold interests in and to all of the Leased Real Property, free and clear of all Liens. There exists no default (nor any condition or event which with notice, lapse of time, or both would constitute a default) with respect to any such Real Property Lease by any party thereto. Each such Real Property Lease is in full force and affect and subsequent to the Seller's assignment of such Real Property Lease to the Buyer pursuant to this Agreement, will be enforceable against the lessor or lessee, as the case may be, in accordance with their terms.

         (c) The Real Estate constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the Business. Other than the Seller, there are no parties in possession or, to the Seller's Knowledge, parties having any current or future right to occupy any of the Real Estate, other than the landlord's rights pursuant to the terms of any lease. The Real Estate is in operating condition and repair and is sufficient and appropriate for the conduct of the Business as presently conducted. The Real Estate and all plants, buildings and Improvements located thereon conform to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals necessary to the current occupancy and use of the Real Estate have been obtained, are in full force and effect, and the Real Estate and the Business are conducted in conformity therewith. Except as set forth on Schedule 3.12(c), there exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Estate. No Improvements located on the Real Estate or accessways encroach on land not included in the Real Estate and no such Improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Estate. There is no pending or, to the knowledge of the Seller, threatened condemnation proceeding affecting any portion of the Real Estate.

         (d) The Seller has delivered or made available to the Buyer true, correct and complete copies of all permits, licenses, certificates, authorizations, certificates of occupancy, deeds, mortgages and deeds of trust, restrictive covenants, easements and other recorded agreements relating to the Real Estate, all surveys, Property Plans, title reports and title insurance policies of the Seller with respect thereto and all written licenses, permits, certificates, authorizations, contracts and other agreements listed on Schedule 3.12(d). Except as set forth on Schedule 3.12(d), the Seller has not given or received any citation, subpoena, summons or other notice alleging a violation of, or asserting liability under, any applicable Laws with respect to the Real Estate or the Improvements


                                      -18-
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or the use or condition thereof. The Seller is not in default under, and to the
Seller's Knowledge, no condition exists which with the giving of notice or the passage of time or both would constitute a default under any material licenses, permits, certificates, authorizations, contracts or other agreements listed or described on Schedule 3.12(d) and, except as separately identified on Schedule 3.12(d), no approval or consent of any Person is needed for any of the foregoing to continue to be in full force and effect, and such documents will not become unenforceable by the Buyer following the consummation of the transactions contemplated by this Agreement.

         3.13 Transactions with Affiliates. Except as set forth on Schedule 3.13, no director, officer, shareholder or Affiliate of the Seller or any shareholder of the Seller has since the date of the Latest Balance Sheet: (a) borrowed money from or loaned money to the Seller which remains outstanding; (b) had any contractual or other claim, express or implied, of any kind whatsoever against the Seller excluding claims for wages and other compensation in the ordinary course of business and bonuses in accordance with the policy set forth on Schedule 3.15 and other employment benefits; (c) owned any interest in any property or assets (tangible or intangible) used or useful by the Seller in the Business; (d) engaged in any other transaction (other than employment) with the Seller or (e) owned, directly or indirectly, any interest in (except not more than two percent (2%) stockholdings for investment purposes in securities of publicly held and traded companies), or served as an officer, director, employee or consultant of or otherwise receives remuneration from, any Person which is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Seller. Each Contract set forth on Schedule 3.13 is on terms no less favorable to the Seller party thereto than would otherwise be available in an arm's length transaction with an unaffiliated third party.

            3.14 Accounts Receivable and Inventory. Except as set forth on
Schedule 3.14, all Accounts Receivable reflected on the Latest Balance Sheet, and all Accounts Receivable arising subsequent to the date of the Latest Balance Sheet, (a) have arisen from bona fide sales transactions in the ordinary course of business of the Seller on ordinary trade terms, (b) represent valid and binding obligations due to the Seller, enforceable in accordance with their terms, and (c) have been collected or are collectible in the ordinary course of business of the Seller in the aggregate recorded amounts thereof in accordance with their terms without valid set-off or counterclaim. Schedule 3.14 lists any obligor which together with all of its Affiliates owes uncollected amounts to the Seller in an aggregate amount of $25,000 or more. Except as set forth on
Schedule 3.14, all the Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. Except as set forth on Schedule 3.14, all items included in the Inventory are the property of the Seller, free and clear of any Lien, have not been pledged as collateral, are not held by the Seller on consignment from others and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by any Law.

            3.15 Compensation Arrangements. Schedule 3.15 sets forth: (a) the name and current annual salary, including any bonus or commitment to pay any other amount or benefit in connection with a termination of employment, if applicable, of all present officers, directors and


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employees of the Seller whose current annual salary, including any promised, expected or customary bonus or such other amount or benefit, equals or exceeds $75,000 and (b) the Seller's bonus policy for all other employees. Except as set forth on Schedule 3.15, the Seller has not made a commitment or agreement (verbally or in writing) to increase the compensation or to modify the conditions or terms of employment of any Person listed on Schedule 3.15 or of any other Person if the increase would cause such Person to be required to be listed on Schedule 3.15, other than in the ordinary course of business consistent with past practices. To the Seller's Knowledge none of such Persons has made a threat or otherwise indicated any intent to the Seller, to any Shareholder or to any of the officers or directors of the Seller to cancel or otherwise terminate such Person's relationship with the Seller.

         3.16 Operations. Except as disclosed on Schedule 3.16 or expressly authorized by this Agreement, from the date of the Latest Balance Sheet through the date hereof, the Seller has not:

         (a) amended its Articles of Incorporation or By-Laws or merged with or into or consolidated with any other Person, or changed or agreed to rearrange in any material manner the character of its business;

         (b) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests;

         (c) entered into, amended or terminated any (i) written employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a Plan or (iii) made any change in any actuarial methods or assumptions used in funding any Plan or in the assumptions or factors used in determining benefit equivalences thereunder;

         (d) issued, incurred or assumed any Indebtedness except for revolving credit loans made by Nationsbank, N.A. (South) pursuant to the Second Amended and Restated Loan and Security Agreement dated May 1, 1996;

         (e) declared, set aside or paid any dividends or declared or made any other distributions of any kind to shareholders or holders of its equity interests, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests other than cash dividends paid to shareholders pro-rata;

         (f)      knowingly waived any right of material value to the Business;

         (g) made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any


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                  material write-down of Inventory or material write-off as
                  uncollectible of Accounts Receivable;

         (h) made any payment or commitment to pay any severance or termination pay to any Person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments (including wages and other compensation in the ordinary course of business and bonuses in accordance with the policy set forth on Schedule 3.15) to pay such Persons or its officers, directors, employees in the ordinary course of business consistent with past practice;

         (i) (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice; (iii) granted or suffered any Lien on any of its assets or properties; or (iv) except for product warranties issued in the ordinary course of business entered into or amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any Person or to refrain from competing with any Person, in each case or type required to be disclosed pursuant to Section 3.11 hereof;

         (j) except for Inventory, supplies or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

         (k) made any capital expenditures or commitments for capital expenditures other than in the ordinary course of business consistent with past practice; or

         (l) except in the ordinary course of business, terminated, failed to renew, amended or entered into any contract or other agreement of a type required to be disclosed pursuant to
                  Section 3.11.

         3.17     Intellectual Property.

         (a) Set forth on Schedule 3.17(a) is a complete and correct and complete list of all (i) patented and registered Intellectual Property and pending patent applications and applications for the registration of Intellectual Property, in each case owned by the Seller; (ii) trade or corporate names used by the Seller; (iii) computer software and databases created or used by the Seller (other than mass-marketed software with a license fee of less than $1,000); (iv) material unregistered trademarks and copyrights owned or used by the Seller; and (v) licenses and other rights granted by the Seller to any third party or by any third party to the Seller, in each case with respect to Intellectual Property.


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         (b) Except as set forth on Schedule 3.17(a), the Seller owns all right, title and interest in and to, or has a valid and enforceable license to use, all Intellectual Property necessary for the operation of the Business as currently conducted and as currently proposed to be conducted, free and clear of any Liens or adverse claims. Except as set forth on Schedule 3.17(b), no claim by any third party contesting the validity, enforceability, ownership or use of any of the Intellectual Property owned or used by the Seller has been made, is currently outstanding or is threatened, and there are no grounds for the same. Except as set forth on Schedule 3.17(b), the loss or expiration of any individual Intellectual Property right or related group of Intellectual Property rights owned or used by the Seller would not have a Material Adverse Effect, and to the Seller's knowledge no such loss or expiration is threatened, pending or reasonably foreseeable. Except as set forth on Schedule 3.17(b), the Seller has not received any notice of, nor is the Seller aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property owned or used by the Seller. Except as set forth on Schedule 3.17(b), the Seller has not infringed, misappropriated or otherwise conflicted with any Intellectual Property of any third party, and the Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as currently conducted or as currently proposed to be conducted. All Intellectual Property owned or used by Seller in the conduct of the Business, will be properly assigned or licensed to the Buyer immediately subsequent to the Closing.

         3.18     Employees.

         (a) Except as set forth on Schedule 3.18(a), the Seller is not party to or bound by any contract or agreement for the employment of any Person.

         (b) Except as set forth on Schedule 3.18(b), since January 1, 1995, no more than 30 employees of the Seller relating to the business have been terminated, or to the knowledge of the Seller, plans to terminate, employment with the Seller. Except as set forth on Schedule 3.18(b), the Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike, union grievance, claim of unfair labor practice or other collective bargaining dispute relating to the Business. Except as set forth on Schedule 3.18(b), to the knowledge of the Seller there is no organizational effort being made or threatened by or on behalf of any labor union with respect to employees of the Seller relating to the Business. The Seller has not committed any unfair labor practice or violated any federal, state or local law or regulation regulating employers or the terms and conditions of its employees' employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals other than such practice or violations which would not cause a Material Adverse Effect as to the Seller.

         (c) Any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. The Seller has not implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification ("WARN") Act of 1988, as amended,


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or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will be implemented before Closing without advance notification to the Buyer.

         3.19 Employee Benefits.

         (a) Set forth on Schedule 3.19 is a list of all written Plans contributed to, maintained or sponsored by the Seller, to which the Seller is obligated to contribute or with respect to which the Seller has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by a member of a controlled group of entities, within the meaning of Section 414 of the Code (or with respect to which any such controlled group member has any direct or indirect liability or potential liability), of which the Seller is or was a member, to the extent the Seller has any liability or potential liability with respect to such Plan.

         (b) Except as set forth on Schedule 3.19, each Plan and all related trusts, insurance contracts and funds have been maintained, funded, and administered in compliance in all material respects with all applicable laws and regulations, including ERISA and the Code. The Seller has complied in all material respects with all applicable reporting and disclosure requirements with respect to each Plan. Neither the Seller nor any trustee or administrator of any Plan or other Person has engaged in any transaction with respect to any Plan which could subject the Buyer or any trustee or administrator of such Plan, or any party dealing with such Plan, to any material Tax, fine, penalty or other liability (civil or otherwise) imposed by ERISA or the Code. No material actions, suits, investigations or claims with respect to any Plan (other than routine claims for benefits) or with respect to any fiduciary or other person dealing with any Plan are pending or threatened and, to the knowledge of the Seller, there are no facts which could give rise to or be expected to give rise to any such actions, suits, investigations or claims. The Seller has complied in all material respects with the requirements of COBRA (as defined in Section 7.6).

         (c) No Plan that is subject to the minimum funding requirements of
Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency", as such term is defined in such Sections of ERISA and the Code, whether or not waived. None of the assets of the Seller is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, and, to the best knowledge of the Seller there are no facts which could be expected to give rise to such a Lien. Except as set forth on Schedule 3.19, the assets of each employee pension benefit plan (as defined in Section 3(c) of ERISA) exceed the benefit liabilities thereunder (as determined on a plan termination basis). The Seller has no actual or potential liabilities under Title IV of ERISA with respect to any Plan other than for the payment of PBGC premiums.

         (d) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could reasonably be expected to have a material adverse effect on the qualification of such Plan or the tax exempt status of such related trust.


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            (e) Except as provided in Schedule 3.19(e), with respect to each
Plan relating to the Business, the Seller has provided the Buyer with copies, to the extent applicable and requested by the Buyer, of all documents pursuant to which the Plans are maintained, funded and administered, the most recent annual report (Form 5500 series) filed with the IRS (with attachments), the most recent financial statement, actuarial report and all governmental rulings, determinations and opinions (including the most recent IRS favorable determination letter) (and pending requests for governmental rulings, determinations and opinions).

            3.20  Environmental Health and Safety Matters.

            (a) Except as set forth on Schedule 3.20(a), the Seller has not violated any Environmental Requirements or Safety Requirements in the operation of the Business.

            (b) Except as set forth on Schedule 3.20(b), the Seller has obtained and complied with, and is in compliance with, all permits, licenses or other authorizations that may be required pursuant to Environmental Requirements or Safety Requirements for the occupation of its facilities and the operation of the Business.

            (c) Except as set forth on Schedule 3.20(c), the Seller has not received any claim, complaint, citation, report or other written or oral notice regarding any Liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Requirements or Safety Requirements.

            (d) Except as set forth on Schedule 3.20(d) to the Seller's Knowledge, none of the following exists at any property owned or occupied by the
Seller:

                  (i)   Underground storage tanks or surface impoundments;

                 (ii)   Asbestos-containing material in any form or condition;

                (iii) Materials or equipment containing polychlorinated biphenyls; or

                 (iv) Landfills or other waste disposal areas;

            (e) No Environmental Lien has attached to any property owned, leased or operated by the Seller.

            (f) Except as set forth on Schedule 3.20(f), the Seller has not expressly assumed or undertaken any liability, including, without limitation, any obligation for corrective or remedial action, of any other person relating to Environmental Requirements.

            (g) Except as set forth on Schedule 3.20(g), the Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any


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substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, (including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations), pursuant to CERCLA, as amended, or any other current Environmental Requirements.

         3.21 Insurance. Schedule 3.21 sets forth a list and brief description (specifying the insurer, the policy number or covering note number with respect to binders and the amount of any deductible, describing the pending claims if such claims exceed applicable policy limits, setting forth the aggregate amount paid out under each such policy through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, errors and omissions, workers' compensation, vehicular, unemployment and other insurance held by or on behalf of the Seller. Schedule
3.21 also designates which said policies shall be retained by Seller and which shall be transferred to Buyer. Such policies and binders are valid and enforceable in accordance with their terms in all material respects, are in full force and effect, and insure against risks and liabilities to the extent and in respect of amounts, types and risks insured, all as are customary in the industries in which the Seller operates. All of such policies have been issued by reputable insurance companies actively engaged in the insurance business. Except as set forth on Schedule 3.21, the Seller is not in default with respect to any material provision contained in any such policy or binder or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims disclosed on Schedule 3.21, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than forty-five (45) days or as to which the carrier has disclaimed liability. All known claims or circumstances likely to give rise to any claims, if any, made against the Seller has been disclosed and tendered to the appropriate insurance companies and are being defended by such appropriate insurance companies in accordance with the policy terms and limits. Except as set forth on Schedule 3.21, the Seller has not received any notice of cancellation or non-renewal of any such policy or binder or any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on Schedule 3.21 will not be available in the future on substantially the same terms as now in effect. None of the policies disclosed on Schedule 3.21 provides that premiums paid in respect of periods may be adjusted or recomputed based on claims-paying experience of such policies or otherwise. With regard to the policies to be transferred to Buyer, except as separately disclosed on Schedule 3.21, all of such policies or binders in the name of the Seller shall be in full force and effect and enforceable by the Buyer following the consummation of the transactions contemplated by this Agreement.

         3.22 Permits. Schedule 3.22 sets forth a list of the Permits which the Seller has obtained in connection with its assets, properties and the Business. Except as set forth on Schedule 3.22 or Schedule 3.20(b), no Permits are required to be obtained by the Seller in connection with its properties or the Business. All such Permits are in full force and effect and in good standing, except as otherwise provided on Schedule 3.22. The Seller has not received any notice of any claim of revocation of any such Permits or has knowledge of any event which might give rise to such a


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claim, nor is the Seller aware of any fact or circumstances which would prevent the Buyer from obtaining such Permits.

            3.23 Title; Liens. The Seller owns outright and has good and marketable title to all of its assets and properties (tangible and intangible), including, without limitation, all of the assets and properties (except Real Estate and capitalized leases) reflected on the Latest Balance Sheet, and, at the Closing Date, the Seller will have good and marketable title to all such assets and properties, in each case free and clear of any Lien, except for Permitted Liens and Liens set forth on Schedule 3.23.

            3.24 Compliance with Laws. Except as set forth in Schedule 3.24, the Seller (a) is in material compliance with all, and not in material violation of any, and has not received any claim or notice that it is not in compliance in any material respect with, or that it is in violation in any material respect of, any Law to which the Seller or any of its businesses, operations, assets or properties (including the use and occupancy thereof) are subject which non-compliance or violation could have a Material Adverse Effect and (b) the Seller has not failed to obtain or to adhere to the requirements of any governmental permit, license, registration and other governmental consent or authorization necessary in connection with its assets, properties or business, which failure could have a Material Adverse Effect on the Seller or the Buyer.

            3.25 Sufficiency of Assets. The sale of the Assets pursuant to this Agreement will effectively convey to the Buyer all of the tangible and intangible property used (whether owned, leased or held under license by the Seller, its Affiliates or by others) in connection with the conduct of the Business as heretofore conducted by the Seller (except for the Excluded Assets) including, without limitation, all tangible assets and properties of the Seller reflected in the Latest Balance Sheet and assets and properties acquired since the Latest Balance Sheet Date in the conduct of the Business, other than the Excluded Assets and assets and properties disposed of since such date without violation of this Agreement. Except as disclosed in Schedule 3.25, there are no material facilities, services, assets or properties shared with any other Person which are used by the Seller and the Assets are in operating condition and repair, normal wear and tear excepted.

            3.26 Substantial Customers and Suppliers. Schedule 3.26 lists the ten (10) largest customers of the Seller, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year. Schedule
3.26 lists the five (5) largest suppliers of the Seller, on the basis of cost of goods or services purchased as of August 31, 1997. Except as disclosed in
Schedule 3.26, no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, sales to or provision of services to the Seller (as appropriate) since the Latest Balance Sheet date, or to the Seller's Knowledge, has threatened to cease or materially reduce such purchases, use, sales or provision of services to the Seller (as appropriate) after the date hereof.


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         3.27 Banks, Brokers, and Proxies. Schedule 3.27 sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which the Seller has an account, credit line or safe deposit box or vault, or otherwise maintains relations; (b) the name of each person authorized by the Seller to draw thereon or to have access to any safe deposit box or vault; (c) the purpose of each such account, safe deposit box or vault; and (d) the names of all persons authorized by proxies, powers of attorney or other instruments to act on behalf of the Seller in matters concerning its business or affairs. Except as set forth on Schedule 3.27, all such accounts, credit lines, safe deposit boxes and vaults are maintained by the Seller for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable.

         3.28 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Buyer without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Seller or the Buyer for a finder's fee, brokerage commission or similar payment other than to NationsBanc Capital Markets, Inc.

         3.29 Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. All information provided to the Buyer and its agents by the Seller and its Affiliates or agents is true, complete and correct in all material respects.

         3.30 Investment Intent. The Seller is acquiring the Note for its own account for the purpose of investment and not with a view to resale or any distribution thereof except for a distribution to the Seller's shareholders after the Closing Date. The Seller understands that (a) the Note has not been registered under the Securities Act of 1933 by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof, (b) the Note must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act of 1933, as amended, or is exempt from such registration, (c) the Note will bear a legend to such effect and (d) Holdco will make a notation on its transfer books to such effect. The Seller acknowledges that it has had a full opportunity to request from the Buyer and to review and has received all information which it deems relevant, in making a decision to acquire the Note and the Seller will comply with the restrictions on transferability of the Note contained therein. The Seller is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended.


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                                   SECTION IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer and, with respect to Sections 4.1 through 4.6 and 4.8 through
4.11 only Holdco, represents and warrants to the Seller as follows. The representations and warranties which follow are deemed repeated on the Closing Date.

         4.1 Organization and Qualification. Each of the Buyer and Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to
(i) own, lease and operate its properties and assets as they are now owned, leased and operated, (ii) carry on its business as now presently conducted and as proposed to be conducted after giving effect to the purchase of the Assets and (iii) to execute and deliver this Agreement and each Related Document to which it is a party and to carry out the terms hereof and thereof. Each of the Buyer and Holdco is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect on the Buyer. The jurisdictions in which each of the Buyer and Holdco is so qualified are set forth on Schedule 4.1.

         4.2 Validity and Execution of Agreement. Each of the Buyer and Holdco has the full legal right, capacity and power and has all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and each other Related Document to which it is a party and to perform fully its obligations hereunder and thereunder. The board of directors of each of the Buyer and Holdco has approved the transactions contemplated pursuant to this Agreement and each of the Related Documents required to be entered into pursuant hereto by each such party. This Agreement has been duly executed and delivered by them, the Buyer and Holdco and constitutes the valid and binding obligation of each of them enforceable against them in accordance with its terms.

         4.3 No Conflict. Except as set forth on Schedule 4.3, neither the execution, delivery nor performance by each of the Buyer and Holdco of this Agreement, the transactions contemplated hereby or the Related Documents (to the extent such Person is a party thereto) will: (a) violate or conflict with any of the provisions of the Certificate of Incorporation or By-Laws (or similar governing documents) of the Buyer or Holdco; (b) violate, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon any of the properties or assets of the Buyer or Holdco or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any mortgage, indenture, deed of trust, lease, contract, loan or credit agreement, license or other instrument to which the Buyer or Holdco is a party or by which they or any of their properties or assets may be bound or affected; or (c) violate or conflict with any provision of any Law applicable to the Buyer or Holdco, or require any consent or approval of or filing or notice with any Governmental Body.


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            4.4 Capitalization/Subsidiaries. All of the issued and outstanding shares of capital stock or other equity interests of the Buyer and Holdco are owned, directly or indirectly, beneficially and of record as set forth on
Schedule 4.4. Neither the Buyer nor Holdco owns, directly or indirectly, any capital stock of, or any other interest in, any other Person other than the Buyer, in the case of Holdco, and RVP International Sales Corp., a Barbados corporation, in the case of the Buyer.

            4.5 No Material Adverse Effect. Except as set forth on Schedule 4.5, since June 30, 1997 there has been no change in the assets, properties, business, operations, income or condition (financial or otherwise) of the Buyer or Holdco, nor to the Buyer's or Holdco's knowledge is any such change threatened, nor has there been any damage, destruction or loss which could have a Material Adverse Effect on the Buyer or Holdco, whether or not covered by insurance.

            4.6 Operations. Except as disclosed on Schedule 4.6 or expressly authorized by this Agreement, from June 30, 1997 through the date hereof, neither the Buyer nor Holdco has:

            (a) amended its Certificate of Incorporation or By-Laws or comparable instruments or merged with or into or consolidated with any other Person, or changed or agreed to rearrange in any material manner the character of its business;

            (b) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests other than pursuant to Section 5.0 hereof;

            (c) entered into, amended or terminated any (i) employment agreement or collective bargaining agreement, (ii) adopted, entered into or amended any arrangement which is, or would be, a Plan or (iii) made any change in any actuarial methods or assumptions used in funding any Plan or in the assumptions or factors used in determining benefit equivalences thereunder;

            (d) issued, incurred or assumed any Indebtedness, capitalized lease or other absolute or contingent obligation except pursuant to the Credit Agreement dated August 22, 1996 among the Buyer (previously known as Recreation Vehicle Products, Inc.) and the Chase Manhattan Bank, as Agent;

            (e) declared, set aside or paid any dividends or declared or made any other distributions of any kind to its shareholders or holders of its equity interests, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;

            (f)   knowingly waived any right of material value to its business;


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         (g)      made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of Inventory or material write-off as uncollectible of Accounts Receivable;

         (h) made any payment or commitment to pay any severance or termination pay to any Person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such Persons or its officers, directors, employees in the ordinary course of business consistent with past practice;

         (i) (i) entered into any lease (as lessor or lessee), (ii) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice; (iii) granted or suffered any Lien on any of its assets or properties; or (iv) except product warranties issued in the ordinary course of business entered into or amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any Person or to refrain from competing with any Person;

         (j) except for Inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

         (k) paid, directly or indirectly, any of its Liabilities before the same became due in accordance with the terms thereof or otherwise than in the ordinary course of business, except to obtain the benefit of discounts available for early payment;

         (l) made any capital expenditures or commitments for capital expenditures other than in the ordinary course of business consistent with past practice; or

         (m) except in the ordinary course of business, terminated, failed to renew, amended or entered into any material contract or other material agreement.


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         4.7      Employee Benefits.

         (a) Set forth on Schedule 4.7 is a list of all Plans contributed to, maintained or sponsored by the Buyer, to which the Buyer is obligated to contribute or with respect to which the Buyer has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by a member of a controlled group of entities, within the meaning of Section 414 of the Code (or with respect to which any such controlled group member has any direct or indirect liability or potential liability), of which the Buyer is or was a member, to the extent the Buyer has any liability or potential liability with respect to such Plan.

         (b) Each Plan and all related trusts, insurance contracts and funds have been maintained, funded, and administered in compliance in all material respects with all applicable laws and regulations, including ERISA and the Code. The Buyer has complied in all material respects with all applicable reporting and disclosure requirements with respect to each Plan. Neither the Buyer nor any trustee or administrator of any Plan or other Person has engaged in any transaction with respect to any Plan which could subject the Buyer or any trustee or administrator of such Plan, or any party dealing with such Plan, to any material Tax, fine, penalty or other liability (civil or otherwise) imposed by ERISA or the Code. No material actions, suits, investigations or claims with respect to any Plan (other than routine claims for benefits) or with respect to any fiduciary or other person dealing with any Plan are pending or threatened and, to the knowledge of the Buyer, there are no facts which could give rise to or be expected to give rise to any such actions, suits, investigations or claims. The Buyer has complied in all material respects with the requirements of COBRA (as defined in Section 7.6).

         (c) No Plan that is subject to the minimum funding requirements of
Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency", as such term is defined in such Sections of ERISA and the Code, whether or not waived. None of the assets of the Buyer is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, and, to the best knowledge of the Buyer there are no facts which could be expected to give rise to such a Lien. Except as set forth on Schedule 4.7, the assets of each employee pension benefit plan (as defined in Section 3(c) of ERISA) exceed the benefit liabilities thereunder (as determined on a plan termination basis). The Buyer has no actual or potential liabilities under Title IV of ERISA with respect to any Plan other than for the payment of PBGC premiums.

         (d) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could reasonably be expected to have an adverse effect on the qualification of such Plan or the tax exempt status of such related trust.

         (e) With respect to each Plan relating to the Business, the Buyer has provided the Seller with copies, to the extent applicable, of all documents pursuant to which the Plans are


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maintained, funded and administered, the most recent annual report (Form 5500 series) filed with the IRS (with attachments), the most recent financial statement, actuarial report and all governmental rulings, determinations and opinions (including the most recent IRS favorable determination letter) (and pending requests for governmental rulings, determinations and opinions).

            4.8 Permits. Schedule 4.8 sets forth a list of the Permits which the Buyer or Holdco or has obtained in connection with its assets, properties and business. Except as set forth on Schedule 4.8, no Permits are required to be obtained by the Buyer or Holdco or in connection with its properties or business. All such Permits are in full force and effect and in good standing, except as separately identified on Schedule 4.8. Neither the Buyer nor Holdco has received any notice of any claim of revocation of any such Permits or has knowledge of any event which might give rise to such a claim.

            4.9 Compliance with Laws. Except as set forth in Schedule 4.9, each of the Buyer and Holdco (a) is in compliance with all, and not in violation of any, and has not received any claim or notice that it is not in compliance in any material respect with, or that it is in violation in any material respect of, any Law to which the Buyer or Holdco or any of its businesses, operations, assets or properties (including the use and occupancy thereof) are subject and
(b) neither the Buyer nor Holdco has failed to obtain or to adhere to the requirements of any governmental permit, license, registration and other governmental consent or authorization necessary in connection with its assets, properties or business, which failure could have a Material Adverse Effect on the Buyer or Holdco.

            4.10 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Buyer and Holdco directly with the Seller without the intervention of any Person on behalf of the Buyer or Holdco in such manner as to give rise to any valid claim by any Person against the Seller for a finder's fee, brokerage commission or similar payment.

            4.11 Government Filings. Holdco and the Buyer have each made all necessary government filings and registrations required to be made by each of them in connection with this Agreement, the transactions contemplated hereby and the financing thereof.

            4.12 Operation of Business. The Buyer intends to operate the Business as an ongoing concern and does not currently intend to sell or otherwise transfer all or a material part of the Business, or discontinue any material part or all of the Business.


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                                   SECTION V

                             PRE-CLOSING COVENANTS

            5.1 Corporate Examinations and Investigations. At or prior to the Closing Date, each of the parties and financing sources shall be entitled, through their respective representatives and agents, to make such investigation of the assets, properties, business and operations of the other parties hereto and such examination of the books, records, Tax Returns, financial condition and operations of the other parties hereto as such party, the Buyer or its lenders may wish. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the relevant party shall cooperate fully therein. No investigation by any party shall diminish or obviate any of the representations, warranties, covenants or agreements of the other parties under this Agreement.

            5.2 Conduct of Business. From the date hereof until the Closing Date, each of the parties shall (a) conduct its business in the ordinary course consistent with past custom and practice in and in substantially the same manner as it was being conducted prior to June 30, 1997; (b) in the case of the Seller only, without the prior written consent of the Buyer, and in the case of the Buyer and Holdco, without prior written notice to the Seller, not undertake any of the actions specified in Sections 3.16 or 4.6, as applicable, and (c) use its best efforts to (i) preserve intact its business, assets, properties and organizations; (ii) keep available the services of its present officers, employees, consultants and agents; and (iii) maintain its present suppliers and customers and (iv) preserve its goodwill.

            5.3 Notice of Events. Each party hereto, to the extent it has knowledge thereof, shall promptly notify the other parties hereto of (a) any event, condition or circumstance occurring from the date hereof until the Closing Date that would constitute a violation or breach of this Agreement, (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty made by that party materially misleading.

            5.4 Exclusivity. Until the earlier occurs of the Closing or the termination of this Agreement, none of NationsBanc Capital Markets, Inc., the Seller nor any of their respective directors, officers, employees, agents, representatives, members or Affiliates shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, or encourage inquiries or proposals (each, an "Acquisition Proposal") with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, or enter into any agreement with respect to, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, the Business or any business combination with the Seller or any reorganizations, dissolution, recapitalization, merger or consolidation of the Seller other than as contemplated by this Agreement (a "Third Party Acquisition"). The Seller shall, and shall cause each of its Affiliates to,


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immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Seller may furnish information or cause information to be furnished to, and may participate in discussions and negotiations directly and through its representatives and enter into an agreement relating to an Acquisition Proposal with, any third party (including parties with whom the Seller or its representatives have had discussions on any basis on or prior to the date hereof) who makes a bona fide unsolicited proposal or offer to the Seller, if the Seller's Board determines in good faith, after consultation with outside counsel, that the failure to take any such actions could reasonably be deemed to cause the members of the Seller's Board to breach their fiduciary duties under applicable law. In addition, nothing contained in this Agreement shall prohibit the Seller and its directors from making to its stockholders any recommendation and related filings with the SEC as required by Rules 14e-2 and 14d-9 under the Securities Exchange Act of 1934, with respect to any tender offer. Each of the Seller and Shareholders represent that it is not a party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement. The Seller shall cause its officers, directors, agents and advisors to comply with the provisions of this Section 5.4. In the event the Closing does not occur (other than by reason of the failure to satisfy the condition set forth in Section 6.1(i), or by reason of the willful conduct of the Buyers or Holdco) and all or substantially all of the Business or the stock of the Seller is sold to or merged into a third party on or prior to June 30, 1998, the Seller agrees to pay to the Buyer on demand all of its costs and expenses (including the fees and costs of its professional advisors and financiers but excluding incidental and consequential damages) in connection with this Agreement and the attempted Closing not to exceed $500,000. In consideration of the foregoing, the Buyer shall on the date of this Agreement is entered into, deposit into an account with Nationsbank, N.A. the amount of $50,000.00. If the Closing does not occur on or before November 10, 1997, by reason of the failure to satisfy the condition set forth in Section 6.1(i), or by reason of the willful conduct of the Buyer or Holdco then the Earnest Deposit shall be paid to the Seller. In the event the Closing occurs on or prior to November 10, 1997, the Earnest Amount shall be payable to the Seller on the Closing Date in part satisfaction of the Cash Payment of the Purchase Price.

            5.5 Mutual Assistance. The Seller and the Buyer agree that they will cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Body required to be submitted jointly by the Seller and the Buyer in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby, including any filings under any applicable state tax statutes, in connection with the sale of the Assets to the Buyer. Additionally, (i) to the extent a matter is the Seller's responsibility and/or the Seller has a duty to cooperate with the Buyer and/or Holdco, the Seller will use its best efforts to cause to be satisfied as soon as practicable, and prior to the Closing Date, all of the conditions set forth in Section VI to the obligation of the Buyer to enter into and complete the Closing; and (ii) to the extent a matter is the Buyer's or Holdco's responsibility and/or either Buyer and/or Holdco have a duty to cooperate with the Seller, Buyer and Holdco will use their best efforts to cause to be satisfied as soon as practicable, and prior to the Closing Date, all of the conditions set forth in Section VI to the obligation of the Seller to enter into and complete the Closing.


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            5.6 Name Changes. On or prior to the Closing, the Seller shall amend its articles of incorporation to change its name to a name which does not contain the word Crispaire, Marvair and E-Tech, or substantially or confusingly similar words, and thereafter the Seller shall not use the name Crispaire, Marvair and E-Tech in any capacity whatsoever in connection with the operation of their respective businesses.

            5.7 Public Announcements. None of the parties hereto shall make, nor permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other, except any public disclosure (i) made to or by any of the Buyer's financing sources, (ii) which either party in good faith believes is required by law (in which case the disclosing party will consult with the other party prior to making such disclosure) or (iii) in connection with a public offering of the securities of the Buyer or any subsequent transferee of all or substantially all of the Assets. The Buyer and the Seller shall jointly agree on the content and substance of all public announcements concerning the transactions contemplated hereby.

            5.8 Holdco Equity. Holdco agrees to issue to certain employees of the Seller pursuant to documents mutually agreed to on the Closing Date, in such allocations as the Seller may elect, an aggregate of 833,334 shares of Holdco's Series A Preferred Stock, par value $.01 per share ("A Preferred") and shares representing 8.34% of Holdco's then outstanding Class A Common Stock, par value $.01 per share ("A Common") for an aggregate consideration of $2,500,000.00 payable to Holdco by wire transfer on the Closing Date. Holdco agrees that for an additional investment of $500,000.00, the shareholders shall be entitled to be issued an additional 166,666 shares of A Preferred and shares representing an additional 1.6% of the A Common. Holdco further agrees that for every additional investment of $1,000,000.00 (after the $3,000,000.00 referred to above), the shareholders shall be entitled to be issued additional shares representing an additional 5% of the A Common. The percentages of A Common referred to in this
Section 5.8 are determined prior to dilution by issuances pursuant to Holdco's RV Products Holding Corp. 1996 Stock Option Plan (as amended).

            5.9 Transfer Taxes. Except for ad valorem taxes, the Seller and the Buyer agree to each pay half of all sales, use, transfer, real property transfer, recording, stamp, stock transfer and other similar taxes and fees ("Transfer Taxes") arising out of or in connection with the transactions contemplated by this Agreement, and to deliver evidence of payment of, and indemnify, defend and hold harmless each other with respect to, such Transfer Taxes. The Seller and the Buyer shall each file all necessary documentation and Tax Returns with respect to, such Transfer Taxes. All ad valorem taxes accrued and owing on all real and personal property which are parts of the Assets shall be apportioned between the Seller and Buyer based on the time period such real and personal property was held by the Seller or Buyer.


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                                  SECTION VI

                      CONDITIONS PRECEDENT TO THE CLOSING

            6.1 Conditions Precedent to the Obligations of the Buyer. The obligations of the Buyer to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyer:

            (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

            (b) Consents, Waivers, Licenses, Filings, etc. The consents, approvals, authorizations, licenses, registrations, declarations or filings with regard to the commercial lease contract listed on Schedule 3.3 hereto shall have been obtained or made, as the case may be.

            (c) Third Party Consents. Except as otherwise waived by the Buyer, all consents, permits and approvals from parties to contracts or other agreements with the Seller set forth on any Schedule to this Agreement, and any other material consent, permit or approval that may be required in connection with the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or the continuance of the Seller's contracts or other agreements with the Buyer after the Closing shall have been obtained.

            (d) Injunction, etc. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that restrains, prohibits, invalidates or otherwise prevents consummation of the transactions contemplated by, or seeks damages as a result of or otherwise interferes with this Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Business or the Assets to be purchased by the Buyer hereunder.

            (e) Opinion of Counsel. The Buyer shall have received the opinion of Bovis, Kyle & Burch, LLC, counsel to the Seller.

            (f) Closing Certificate of the Seller. The Seller shall have delivered to the Buyer certificates signed by an authorized executive officer of the Seller, dated the Closing Date, as to the matters set forth in Section 6.1(a) and in form and substance satisfactory to the Buyer.

            (g) Other Agreements. The parties hereto shall have entered into the Escrow Agreement, each of Mr. George D. Wyers, Mr. David L. Shuford and Mr. T.K. Sellers, Jr. shall have entered into an executive employment agreement with the Buyer in a form similar to that attached


                                      -36-
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                                                                  EXECUTION COPY

as Exhibit C, each of Mr. George D. Wyers, Mr. David L. Shuford and Mr. T.K. Sellers, Jr. and Mr. Paul Mechler shall have executed Amendment No. 1 to the Stockholders Agreement in a form similar to that attached as Exhibit D and the Joinder To Registration Rights Agreement in a form similar to that attached as Exhibit E and the Seller shall have terminated George D. Wyers from his employment with the Seller.

            (h) New Equity. Certain shareholders and/or management of the Seller shall have invested at least $2,500,000.00 in cash for equity securities of Holdco pursuant to Section 5.8.

            (i) Financing. The Buyer shall have received cash proceeds from its financing sources in an amount sufficient to consummate the transactions contemplated by this Agreement and to pay all fees and expenses in connection therewith and to provide for the ongoing working capital needs of the Buyer, all on terms and conditions reasonably satisfactory to the Buyer.

            (j) Conveyancing Documents. The Seller shall have executed and delivered to the Buyer a Transfer and Assumption Agreement in substantially the form of Exhibit F hereto and such further instruments and documents as may be reasonably requested by the Buyer in order to complete the transfer of the Assets to the Buyer.

            (k) Environmental. The Buyer shall have completed to its satisfaction an environmental due diligence review with respect to the Real Estate and with respect to the Business.

            (l) Intellectual Property. With regard to the Intellectual Property owned by the Seller, the Seller shall have delivered to the Buyer duly executed patent, trademark and copyright assignment documents in a form acceptable to the Buyer and suitable for filing in the U.S. Patent and Trademark Office and the U.S. Copyright Office.

            (m) Real Property Deeds. The Seller shall have delivered to the Buyer a limited warranty deed for each parcel of Owned Property in the form customary in the jurisdiction where such parcel is located and an assignment of lease with respect to each Real Property Lease, in each case in form and substance reasonably acceptable to the Buyer.

            (n) Title Insurance. A title insurance company selected by the Buyer (the "Title Company") shall be willing to insure at standard rates the Seller's marketable title in and to the Owned Property in fee simple, the Seller's leasehold estate in any financeable Leased Real Property (a "Financeable Leasehold"), and the Buyer's lender's (the "Lender") mortgage lien on the Owned Property and each Financeable Leasehold free and clear of all Liens, defects, claims, leases, rights of possession or other encumbrances (other than as described in Schedules 3.12(a) and (b)) and with such endorsements and affirmative coverages as the Buyer and Lender shall reasonably require (including non-imputation endorsements). The Seller shall provide all such affidavits and indemnities as the Title Company reasonably shall require in order to afford such coverages and shall bear 50% of the cost of obtaining such title insurance.


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         (o) Surveys. The Buyer shall have the opportunity to have conducted and shall receive a survey of each Owned Property and each Leased Real Property to which the Seller holds a Financeable Leasehold conforming to the Minimum
Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACSM certified to the Seller, the Buyer, the Lender and the Title Company and showing no defects, encroachments or encumbrances other than the matters disclosed in Schedule 3.12(a). The Seller shall bear 50% of the cost of obtaining such surveys.

         (p) Real Estate. All Real Estate shall be in substantially the same condition and repair as that on the date of this Agreement, reasonable wear and tear excepted.

         (q) Real Property Leases. The Buyer shall have received (i) from each landlord under a Real Property Lease an estoppel, (ii) from each landlord under a Real Property Lease identified in Schedule 3.12(b) as to which a consent is required, a consent to the transactions contemplated by this Agreement and (iii) from each mortgagee and ground lessor of any Leased Real Property a nondisturbance agreement, in each case in form and substance reasonably satisfactory to the Buyer and Lender. Lender shall have received from the landlord under each Real Property Lease designated by the Lender an agreement regarding the subordination to Lender of such landlord's lien against personal property on the applicable premises and such other matters as the Lender reasonably requires.

         (r) Real Property Affidavits. The Buyer shall have received from the Seller an affidavit (i) stating that the Seller is not a "foreign person", as defined in Section 1445(f)(3) of the Internal Revenue Code, (ii) setting forth the Seller's taxpayer identification number, (iii) stating that the Seller intends to file a U.S. income tax return with respect to the sale of such Owned Property, and (iv) granting the Buyer permission to furnish a copy of such affidavit to the Internal Revenue Service.

         6.2 Conditions Precedent to the Obligations of the Seller. The obligations of the Seller to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date, of the following conditions, any one or more of which may be waived by the Seller:

         (a) Representations, Warranties and Covenants. The representations, warranties and covenants of the Buyer and Holdco shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Buyer and Holdco shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer and Holdco on or prior to the Closing Date.

         (b) Injunction, etc. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that restrains, prohibits, invalidates or otherwise prevents consummation of the transactions contemplated by, or seeks damages as a result of or otherwise interferes with this Agreement or any of the conditions to the consummation of the


                                      -38-
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transactions contemplated by this Agreement or would be likely to have any
Material Adverse Effect on the Business or the Assets to be purchased by the Buyer hereunder.

            (c) Closing Certificates of the Buyer and Holdco. The Buyer and Holdco shall have tendered to the Seller a certificate signed by a duly authorized officer of the Buyer or Holdco, as the case may be, dated the Closing Date, as to the matters set forth in Section 6.2(a) and in form and substance satisfactory to the Seller.

            (d) Delivery of Consideration. The Buyer and Holdco shall have tendered to the Seller the Cash Payment and the Non-Cash Consideration in accordance with Section 2.5 hereof.

            (e) Opinion of Counsel. The Seller shall have received the opinion of Kirkland & Ellis, counsel to the Buyer and Holdco.

            (f) Other Agreements. The parties hereto shall have entered into the Escrow Agreement, each of Mr. George D. Wyers, Mr. David L. Shuford and Mr. T.K. Sellers shall have entered into an employment agreement with the Buyer in a form similar to that attached as Exhibit C agreed to by the respective parties thereto and each of Mr. George D. Wyers, Mr. David L. Shuford, Mr. T.K. Sellers, Jr. and Mr. Paul Mechler shall have executed Amendment No. 1 to the Stockholders Agreement in a form similar to that attached as Exhibit D and the Joinder To Registration in Rights Agreement in a form similar to that attached as Exhibit E.

            (g) Consents, Waivers, Licenses, Filings, etc. The consents, approvals (including stockholder approval), authorizations, licenses, registrations, declarations or filings listed on Schedule 4.3 hereto shall have been obtained or made, as the case may be.

                                  SECTION VII

                            POST-CLOSING COVENANTS

            The parties covenant to take the following actions after the Closing
Date:

            7.1 Further Information. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of the Seller or relating to the Business, the Assets, the Assumed Liabilities or the Seller in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates and (b) in connection with any Tax Return, audit, examination, proceeding or determination and (c) for any other reasonable business purpose.


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            7.2 Record Retention. Each party agrees that for a period of not less than seven (7) years following the Closing Date, it shall not destroy or otherwise dispose of any of the Books and Records relating to the Business, the Assets, the Assumed Liabilities, the Excluded Assets or the Seller in its possession with respect to periods prior to the Closing. Each party shall have the right to destroy all or part of such Books and Records after the seventh anniversary of the Closing Date.

            7.3 Tax Assistance. During the six years following the Closing, the Seller and Shareholders, on the one hand, and the Buyer and Holdco, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes.

            7.4 No Assignment Causing Breach. Neither this Agreement nor any document or instrument delivered pursuant hereto shall constitute an assignment of any claim, Contract, lease, commitment or sales or purchase order if an attempted assignment thereof without the consent of any other Person would be ineffective, constitute a breach thereof or in any way adversely affect the rights thereunder. Until such consent is obtained, the Seller, the Buyer and Holdco will cooperate with each other to provide for the Buyer the benefits of, and to permit the Buyer to assume all liabilities under, any such claim, Contract, lease, commitment or sales or purchase order, including enforcement at the request and expense of the Buyer for the benefit of the Buyer of any and all rights of the Seller against a third party thereto; and any transfer or assignment to the Buyer by the Seller of any property or property rights or any Contract which requires the consent or approval of any third party shall be made subject to such consent or approval being obtained.

            7.5 Insurance Coverage. Whether or not the insurance policies listed on Schedule 3.21 are being assigned to the Buyer on or before the Closing Date, the Seller (effective on the Closing Date) shall have the Buyer named as an additional insured and loss payee, as its interest may appear, on all current insurance policies maintained by the Seller covering time periods beginning prior to the date hereof and extending beyond the date hereof, until the expiration date of such policy or policies. With respect to any Liabilities of the Seller which the Buyer has agreed to assume pursuant to this Agreement or to indemnify the Seller pursuant to Section 8.3, the Seller agrees to prosecute diligently any insurance claims which may be asserted by it in respect thereof and to promptly notify the Buyer of the assertion of each such claim. In the event that the Seller recovers insurance proceeds in respect of any such amounts, the Seller shall promptly remit such proceeds to the Buyer; provided that the Buyer provides assurances reasonably satisfactory to the Seller that the Buyer is satisfying its obligations with regard to the Assumed Liability and under Section VIII.

            7.6   Employee Matters and Employee Benefit.

            (a) Assumed Plans. Subject to the Buyer's review of the Plans prior to the Closing Date, the Buyer, and the Seller shall cause the Buyer to assume sponsorship of the Plans


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listed on Schedule 7.6 hereto. The Plans assumed by the Buyer under the foregoing provision of this Section 7.6(a) shall be referred to herein as the "Assumed Plans." The Buyer and the Seller shall use their reasonable best efforts to cooperate in the execution of any documents, adoption of any corporate resolutions or the taking of any other reasonable actions necessary to effectuate such assumption of sponsorship and related transfers of trust assets or other funding vehicles or insurance contracts. After the date hereof the Seller shall provide any information and assistance reasonably requested by the Buyer in connection with the Buyer's efforts to maintain the Assumed Plans in accordance with all applicable Laws, and in connection with the fulfillment by the Buyer of any reporting, disclosure or filing requirements arising after the date hereof with respect to the Assumed Plans.

            (b) Non-Transferred Employees. Nothing in this Section 7.6 shall be deemed to impose upon the Buyer any liabilities or responsibilities for periods prior to the Closing regarding individuals who do not become employees of the Buyer pursuant to offers of employment made under Section 7.6(d) (including without limitation individuals to whom offers are not required to be made under
Section 7.6(d)), including without limitation liabilities or responsibilities for (i) pension, retirement, profit-sharing, savings, medical, dental, disability income, life insurance or accidental death benefits, whether insured or self-insured, whether funded or unfunded, (ii) workers' compensation (both long term and short term) benefits, whether insured or self-insured, whether or not accruing or based upon exposure to conditions prior to the date of this Agreement or for claims incurred or for disabilities commencing prior to the Closing Date, or (iii) severance benefits; provided that the Buyer shall be responsible with respect to Assumed Plans that are intended to be qualified under Section 401(a) of the Code to the extent that such Plans must be administered with respect to pre-Closing benefits accrued thereunder, and the Buyer shall be responsible for such obligations under Code Section 4980B and ERISA Section 601 et seq. ("COBRA") as are set forth on Schedule 7.6 hereto.

            (c) Severance Expressly Excluded. Without limiting the generality of any other responsibilities of the Seller, the Seller shall be (prior to and after the date hereof) solely responsible for any severance pay obligations arising prior to or through the Closing Date.

            (d) Offers of Employment. The parties agree that the Buyer will offer as of the Closing Date employment at will to all employees of the Seller that are actively employed by the Seller immediately prior to the Closing Date (other than the employees referred to in Section 6.1(g)); provided that nothing herein shall require the continuation of any employment or any terms of employment after the Closing Date. The Seller shall be responsible for complying with the notice requirements of COBRA and the Workers Adjustment and Retraining Notification Act with respect to any event or condition on or prior to the Closing Date. However, the Buyer and Holdco represent and warrant that the Buyer has no current intention of terminating any employee of the Seller. Notwithstanding any other provision of this Agreement, the Buyer shall not have any responsibilities for any legally mandated continuation of health care coverage, or for compliance with any related requirements, for employees or their dependents or beneficiaries who incur a loss of health care coverage due to a qualifying event occurring before or through the Closing. Notwithstanding the


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foregoing, Buyer shall, with respect to all employees accepting employment offered pursuant to this Section, be responsible for all COBRA notices and coverage and all certificates of coverage required under the Health Insurance Portability Act required subsequent to the Closing.

            7.7   Non-Compete and Confidentiality.

            (a) Covenants Against Competition. The Seller acknowledges that the Business (i) is national in scope, (ii) has been developed by a limited number of persons who have received certain confidential information and trade secrets of the Seller; and (iii) would not be the subject of this Agreement but for the covenants of the Seller contained in this Section. Accordingly, the Seller covenants and agrees not to (1) engage in the Business; (2) render any services to any Person (other than the Buyer) engaged in such activities; or become interested in any such Person as a partner, member, principal, agent, trustee, consultant or in any other similar relationship or capacity; or (3) solicit or encourage to leave the employment of the Buyer, any employee of the Buyer or hire any employee who has left the employment of the Buyer after the date of this Agreement within five (5) years of the termination of such employee's employment with the Buyer; in the United States of America, directly or indirectly, for a period commencing on the Closing Date and terminating 5 years following the Closing Date.

            (b) Confidentiality. From the date hereof the Seller shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others all information about Holdco, the Buyer or the Buyer's business learned by the Seller in the course of the negotiation of this Agreement and the transactions contemplated hereby (the "Buyer Information"). As from the Closing, the Seller shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others all confidential information with respect to the Seller and its Business and the Assets, or learned by the Seller heretofore or hereafter directly or indirectly from its own information or the Buyer, including, without limitation, information with respect to (a) prospective products and facilities, (b) sales figures, (c) profit or loss figures, (d) customers, clients, suppliers, sources of supply and customer lists (the "Confidential Company Information"), and shall not disclose such Confidential Company Information except with the Buyer's express written consent. This provision does not prohibit legally mandated disclosure or disclosure or use of Buyer Information or Confidential Company Information which becomes publicly known through no wrongful act of either the Buyer or Holdco or the Seller or any of its shareholders, as the case may be. The parties acknowledge that they remain bound by the documents referred to in Section 9.4 until Closing, whereupon such documents shall be superseded in their entirety by the provisions hereof.

            (c) Rights and Remedies. Upon the breach or threatened breach of any of the covenants in this section (the "Restrictive Covenants"), the Buyer has the right to have the Restrictive Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Seller of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Buyer and that money damages will not


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provide adequate remedy to the Buyer. Further, the Buyer has the right to require the Seller to account for and pay over to the Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by such person the result of any transactions constituting a breach of any of the Restrictive Covenants. The aforementioned rights and remedies are severally enforceable and are in addition to, and not in lieu of, any other rights and remedies available to the Buyer under law or in equity including pursuant to
Section VIII:

            (d) Enforceability. The Buyer and the Seller intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. Further, if any of the Restrictive Covenants, or any part thereof, is found unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.

            7.8 Further Assurances. From and after the Closing, each of the Buyer, Holdco and the Seller will, and will cause their respective Affiliates to, execute and deliver such further instruments of sale, conveyance, transfer, assignment and delivery and such consents, assurances, powers of attorney and other instruments and take such other action as reasonably may be necessary to in order to vest in the Buyer (and record and perfect) all right, title and interest of the Seller in and to the Assets, to put the Buyer in actual possession and control of the Business and to otherwise fully effectuate and carry out the transactions contemplated by this Agreement and the Related Documents. The parties shall use their commercially reasonable best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any Document, the execution and delivery of which are conditions precedent to the Closing.

            7.9 Mail and Other Receipts. The Seller agrees to deliver to the Buyer promptly upon receipt thereof of any mail, checks or documents which it receives pertaining to the Business, the Assets (but not the Excluded Assets) or the Assumed Liabilities. Further, if the Seller receives any payment of the Accounts Receivable or other asset included in the Assets after the Closing Date, the Seller will hold such amounts received or paid as trustee for and remit such payments to the Buyer as soon as practicable. After the Closing Date the Buyer is entitled (i) to receive and open mail addressed to the Seller and
(ii) to deal with the contents thereof in any manner the Buyer sees fit. The Buyer agrees to deliver to the Seller promptly upon receipt thereof of any mail, checks or documents which it receives pertaining to the Excluded Assets or the Excluded Liabilities.

            7.10 Business Operations. The Buyer agrees to operate the Business as a business unit separate from its own operations until such time as the Buyer's Board of Directors in good faith determines that it is no longer in the Buyer's interests to do so.


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            7.11 Continued Management of the Seller. The current directors and officers of the Seller shall not, by virtue of the transactions contemplated hereby, be precluded from continuing to direct and operate the Seller after the Closing Date.

                                 SECTION VIII

                           SURVIVAL; INDEMNIFICATION

            8.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the Seller, the Buyer and Holdco contained in this Agreement will survive the Closing (a) for the applicable statutes of limitation (including all periods of extension) with respect to the representations and warranties contained in Sections 3.1 through 3.4, 3.9, 3.23 and 4.1 through 4.4, (b) for 3 1/2 years from the Closing with respect to the representations and warranties contained in
Section 3.20, (c) until sixty (60) days after the receipt by the Buyer from its independent accountants of its audited financial statements for the first full fiscal year after the Closing in the case of all other representations and warranties, and (d) with respect to each covenant or agreement contained in this Agreement, until ninety (90) days following the last date on which such covenant or agreement is to be performed, pursuant to this Agreement or, if no such date is specified, indefinitely; provided however that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause
(a), (b), (c) and (d) above will continue to survive, if a Party gives notice to another Party hereunder that it is aware of circumstances which may give rise to a Claim Notice (as defined below) at, on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Section VIII.

            8.2 Indemnification of the Buyer and Holdco. Subject to the limitations contained in this Section VIII, the Seller agrees to indemnify, defend and hold harmless the Buyer, Holdco, and their respective Affiliates, directors, officers, partners, employees, successors and assigns from and against any and all losses, Liabilities (including punitive or exemplary damages and fines or penalties and any interest thereon), expenses (including fees and disbursements of counsel and expenses of investigation and defense), claims, liens or other obligations of any nature whatsoever (hereinafter individually, a "Loss" and collectively, "Losses") which, directly or indirectly, arise out of, result from or relate to (a) any inaccuracy in or any breach of any representation and warranty, (b) any breach of any covenant or agreement, of the Seller contained in this Agreement or in any Related Document, or (c) any Excluded Liability.

            8.3 Indemnification of the Seller. Subject to the limitations contained in this Section VIII, Holdco and the Buyer, jointly and severally, agree to indemnify, defend and hold harmless the Seller, its Affiliates and their respective directors, officers, partners, shareholders, employees, successors and assigns from and against any and all Losses which, directly or indirectly, arise out of, result from or relate to (a) any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement, of the Buyer contained in this Agreement, or (b) any Assumed Liability assumed by the Buyer pursuant to Section 2.3.


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         8.4 Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the Seller shall have no liability, nor be subject to any claim or demand under this Section VIII, in each case in respect of any inaccuracy in or any breach of any representation or warranty of the Seller contained in this Agreement only, unless and until the amount of Losses exceeds $500,000 in the aggregate, and then to the extent of such Losses; provided, however, that in no event shall such liability for the recovery of any Losses from the Seller exceed the amount of the funds held from time to time pursuant to the Escrow Agreement and available for such Losses pursuant to the terms of the Escrow Agreement plus the amount of $4,000,000.00 in the aggregate (in the manner and as provided below). The first recourse of the Buyer and/or Holdco under Section 8.2 shall be to the amounts held pursuant to the Escrow Agreement. To the extent the Losses of Buyer and/or Holdco which are subject to indemnification by the Seller under Section 8.2 thereafter exceed the amounts held and available for such Losses pursuant to the Escrow Agreement at that time, up and until the third anniversary of the Closing Date, Buyer's and/or Holdco's second recourse for recovery from the Seller shall only be a set-off against the principal amount of the Note, which set-off shall not exceed $4,000,000 in the aggregate. No set-off against the Note may occur prior to the delivery of the relevant Claim Notice. This second recourse shall be the final recourse of Buyer and/or Holdco against the Seller and shall be the final recourse of Buyer for all losses.

         8.5 Method of Asserting Claims. The party making a claim under this
Section VIII is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Section VIII is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Section VIII shall be asserted and resolved as follows:

         (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall as soon as reasonably practicable notify in writing the Indemnifying Party of such claim or demand, (the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. Actually prejudiced, when used in this Section 8.5(a), means prejudice resulting in an inability of the Indemnifying Party to obtain any fact, evidence or witness, or which results in an increase in cost or expense to the Indemnifying Party greater than would likely have been incurred on the providing of prompt notice. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose reasonable fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the


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fees and expenses of such counsel shall be at the expense of such Indemnified
Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party and provided that the settlement does not impose a material impediment or obligation on the Indemnified Party.

            (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.

            (c) After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this Section VIII, the affected parties each agree to retain all Books and Records related to such Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

            (d) Notwithstanding that by virtue of the operation of the $500,000.00 limitation in Section 8.4 a claim or demand (whether or not asserted by a third party) would not result in a Loss with respect to which the Seller would be an Indemnifying Party, nonetheless the Seller shall be provided with notice of such claim or demand and may, by written notice, to the Buyer, elect to undertake the responsibilities imposed on the Indemnifying Party in Section 8.5(a) above. Such undertaking shall not be deemed to be an assumption of any liability or indemnification other than as set forth in this Agreement or a waiver of any limitation on indemnification set forth in Section 8.4.


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         8.6 Remedies. The Parties acknowledge that money damages would not be a sufficient remedy for any breach of any covenant in this Agreement and agree that each of the parties shall be entitled to specific performance and injunctive relief as remedies for any such breach (without any requirement of posting a bond). The parties acknowledge that, other than injunctive relief, and in the absence of Actual Fraud, their sole and exclusive remedies with respect to any inaccuracy in or breach of any representation, warranty or covenant in this Agreement or any Related Document shall be as set forth in this Section VIII, and that the representations, warranties and/or covenants in this Agreement or any Related Document create no other rights among the parties hereto or in favor of any third party.

         8.7 Bard Litigation. The Seller hereby irrevocably agrees and covenants with the Buyer and Holdco:

         (a) to notify it insurers and make a request for coverage with respect to the Bard Litigation and thereafter to take all possible actions to make and preserve all claims thereunder with respect to the Bard Litigation; provided, that the Seller's obligation to make any payment or financial contribution for any legal fees or other costs associated with the Bard Litigation is only as specifically provided in Section 8.7(c) below;

            (b) to co-operate to the fullest degree practicable with the Buyer in defending, appealing or settling the Bard Litigation or implementing any redesign program to avoid or mitigate liability with respect to the products the subject of the Bard Litigation; provided, that the Seller's obligation to make any payment or financial contribution for any legal fees or other costs associated with the Bard Litigation is only as specifically provided in Section 8.7(c) below;

            (c) as a separate and independent indemnity, with respect to the legal fees and disbursements associated with defending, appealing and/or settling the Bard Litigation and all damages, settlement payments and/or engineering, design and manufacturing fees, costs and expenses in relation to any product redesign (including substitute product design) for the purpose of liability avoidance or court order or settlement compliance with the respect to the products the subject the Bard Litigation, in each case in excess of any insurance coverage with respect thereto (together, the "Bard Costs"), that the Seller will indemnify the Buyer as to 50% of all Bard Costs up to a maximum of $1,000,000. The Buyer agrees that its first recourse with respect to such Bard Costs is limited to $500,000 in cash held pursuant to the terms of the Escrow Agreement and thereafter to a further $500,000 by way of set-off against the Note; provided, that no set-off may occur without prior written notice thereof to the Seller. This shall be the final recourse of Buyer and/or Holdco against the Seller with regard to the Bard Litigation.


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                                  SECTION IX

                                 MISCELLANEOUS

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

         (a) by the Buyer, on the one hand, or by the Seller, on the other hand, by written notice to the other parties hereto, in the event that the Closing shall not have occurred on or prior to the close of business on November 7, 1997 (unless such event has been caused by a breach of this Agreement by the party seeking such termination); or

         (b) at any time on or prior to the Closing Date, by written consent of the Buyer and the Seller.

         In the event this Agreement is terminated pursuant to this Section 9.1,
(i) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.4 and 5.7, and (ii) there shall be no liability on the part of the Seller, the shareholders of the Seller or the Buyer, their Affiliates or their respective partners, officers, directors, employees or agents, provided, however, that if such termination shall result from the wilful breach by a party of the provisions contained in this Agreement, such party shall be fully liable for any and all damages, costs and expenses sustained or incurred as a result of such breach by the other parties hereto.

         9.2 Expenses. Subject only to the provisions of Sections 5.4, 5.9, 6.1(n) and (o), each of the parties hereto shall pay its own expenses (including, without limitation, attorneys' and accountants' fees and out-of-pocket expenses) incident to this Agreement and the transactions contemplated hereby.

         9.3 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telexed, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission and confirmed in writing within three (3) Business Days thereafter or sent by prepaid air courier or (b) three (3) Business Days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this
Section 9.3):


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            If to the Seller:

                  Crispaire Corporation
                  Highway 41 North
                  Cordele, Georgia 31015
                  Attn.: George D. Wyers
                  Fax:  (912) 273-5154

            With a copy to (which shall not constitute notice):

                  Bovis, Kyle & Burch, LLC
                  53 Perimeter Center East, 3rd Floor
                  Atlanta, Georgia 30346-2298
                  Attn: Greg Gale
                  Fax:  (770) 668-0878

            If to the Buyer and/or Holdco:

                  Airxcel, Inc.
                  3050 North St. Frances Street
                  Wichita, Kansas 67204
                  Attn.: Mel Adams
                  Fax:  (316) 832-3482

            With a copy to (which shall not constitute notice):

                  Kirkland & Ellis
                  153 East 53rd Street, 39th Floor
                  New York, NY 10022
                  Attn.: Kirk A. Radke, Esq.
                  Fax:  (212) 446-4900

            9.4 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto including the letter and confidentiality agreement dated August 28, 1997 (to the extent provided in Section 7.7(b) above).

            9.5 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The rights and remedies of any parties based upon, arising out of or otherwise in respect


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of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties as to which there is no inaccuracy or breach).

         9.6 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement hereto shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         9.7 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void; provided, however, that without the consent of the other parties hereto the Buyer may assign this Agreement to any lenders to the Buyer or any subsequent purchaser of all or any part of the Business, and the Seller may assign the benefit of this Agreement pro-rata to its Shareholders in any liquidation or similar distribution.

         9.8 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

         9.9 Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         9.10 Waiver of Jury Trial. Each of the parties hereto waives to the fullest extent permitted by law any right it may have to trial by jury in respect of any claim, demand, action or cause of action based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

                                                                  EXECUTION COPY

            9.11 Bulk Transfer Laws. The Seller, Buyer and Holdco hereby agree to waive compliance with the provisions of the Uniform Commercial Code - Bulk Transfers, also known as the Bulk Sales Act, and the provisions of any similar law.

                           *     *     *     *     *

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date and year first above written.

                                             CRISPAIRE CORPORATION

                                             By:   _____________________________
                                             Its:

                                             AIRXCEL, INC.

                                             By:   _____________________________
                                             Its:

                                             AIRXCEL HOLDINGS, INC.

                                             By:   _____________________________
                                             Its: